                                                                EXHIBIT (10)(d)

===============================================================================


                                  Credit Agreement

                           Dated as of December 21, 1999

                                       among

                                      K2 Inc.,

                               Bank of America, N.A.,

                     as Administrative Agent, Swing Line Lender
                                        and
                          Letter of Credit Issuing Lender

                                        and

                                The Other Financial

                             Institutions Party Hereto



                          Banc of America Securities LLC,

                    as Sole Lead Arranger and Sole Book Manager


                                [BANK OF AMERICA LOGO]

===============================================================================

                                  TABLE OF CONTENTS

SECTION                                                                          PAGE
-------                                                                          ----
SECTION 1. DEFINITIONS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .1
     1.01    Certain Defined Terms.. . . . . . . . . . . . . . . . . . . . . . . . .1
     1.02    Use of Certain Terms. . . . . . . . . . . . . . . . . . . . . . . . . 23
     1.03    Accounting Terms. . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     1.04    Rounding. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     1.05    Exhibits and Schedules. . . . . . . . . . . . . . . . . . . . . . . . 24
     1.06    References to Agreements and Laws.. . . . . . . . . . . . . . . . . . 24

SECTION 2. THE COMMITMENTS.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
     2.01    Amounts and Terms of Commitments. . . . . . . . . . . . . . . . . . . 24
     2.02    Borrowings, Conversions and Continuations of Loans. . . . . . . . . . 25
     2.03    Letters of Credit.. . . . . . . . . . . . . . . . . . . . . . . . . . 25
     2.04    The Swing Line. . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
     2.05    Prepayments.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 31
     2.06    Reduction or Termination of Commitments.. . . . . . . . . . . . . . . 31
     2.07    Principal and Interest. . . . . . . . . . . . . . . . . . . . . . . . 32
     2.08    Fees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
     2.09    Computation of Fees and Interest. . . . . . . . . . . . . . . . . . . 33
     2.10    Making Payments.. . . . . . . . . . . . . . . . . . . . . . . . . . . 33
     2.11    Funding Sources.. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
     2.12    Increase in Commitments.. . . . . . . . . . . . . . . . . . . . . . . 34
     2.13    Master Subsidiary Guaranty. . . . . . . . . . . . . . . . . . . . . . 35

SECTION 3. TAXES, YIELD PROTECTION AND ILLEGALITY. . . . . . . . . . . . . . . . . 36
     3.01    Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 36
     3.02    Illegality. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
     3.03    Inability to Determine Rates. . . . . . . . . . . . . . . . . . . . . 37
     3.04    Increased Cost and Reduced Return; Capital Adequacy.. . . . . . . . . 37
     3.05    Breakfunding Costs. . . . . . . . . . . . . . . . . . . . . . . . . . 38
     3.06    Matters Applicable to all Requests for Compensation.. . . . . . . . . 38
     3.07    Survival. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39

SECTION 4. CONDITIONS TO EFFECTIVENESS OF AGREEMENT  AND EXTENSIONS OF
             CREDIT. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
     4.01    Conditions of Initial Loans.. . . . . . . . . . . . . . . . . . . . . 39
     4.02    Conditions to all Extensions of Credit. . . . . . . . . . . . . . . . 40

SECTION 5. REPRESENTATIONS AND WARRANTIES. . . . . . . . . . . . . . . . . . . . . 42
     5.01    Corporate Existence and Power.. . . . . . . . . . . . . . . . . . . . 42
     5.02    Corporate Authorization; No Contravention.. . . . . . . . . . . . . . 42
     5.03    Binding Effect. . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
     5.04    Subsidiaries; Subsidiary Guarantors.. . . . . . . . . . . . . . . . . 42
     5.05    Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . 43
     5.06    Indebtedness. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     5.07    Disclosure. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 43
     5.08    Pending Litigation. . . . . . . . . . . . . . . . . . . . . . . . . . 43
     5.09    Title to Properties.. . . . . . . . . . . . . . . . . . . . . . . . . 44

                                      -i-


     5.10    Patents and Trademarks. . . . . . . . . . . . . . . . . . . . . . . . 44
     5.11    Governmental Consent. . . . . . . . . . . . . . . . . . . . . . . . . 44
     5.12    Taxes.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     5.13    Use of Proceeds.. . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     5.14    ERISA.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 44
     5.15    Compliance with Laws. . . . . . . . . . . . . . . . . . . . . . . . . 45
     5.16    Compliance with Environmental Laws. . . . . . . . . . . . . . . . . . 45
     5.17    Regulated Entities. . . . . . . . . . . . . . . . . . . . . . . . . . 46
     5.18    No Burdensome Restrictions. . . . . . . . . . . . . . . . . . . . . . 46
     5.19    Labor Relations.. . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     5.20    Insurance.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46
     5.21    No Restrictions on Subsidiaries.. . . . . . . . . . . . . . . . . . . 46
     5.22    Year 2000.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 46

SECTION 6. AFFIRMATIVE COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . 47
     6.01    Financial Statements. . . . . . . . . . . . . . . . . . . . . . . . . 47
     6.02    Notices.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 49
     6.03    Corporate Existence, Etc. . . . . . . . . . . . . . . . . . . . . . . 49
     6.04    Insurance.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     6.05    Taxes, Claims for Labor and Materials, Compliance with Laws.. . . . . 50
     6.06    Maintenance, Etc. . . . . . . . . . . . . . . . . . . . . . . . . . . 50
     6.07    Payment of Obligations. . . . . . . . . . . . . . . . . . . . . . . . 51
     6.08    Environmental Laws. . . . . . . . . . . . . . . . . . . . . . . . . . 51
     6.09    Inspection of Property and Books and Records. . . . . . . . . . . . . 51
     6.10    Guaranties by New Domestic Subsidiaries.. . . . . . . . . . . . . . . 51

SECTION 7. NEGATIVE COVENANTS. . . . . . . . . . . . . . . . . . . . . . . . . . . 51
     7.01    Limitation on Liens.. . . . . . . . . . . . . . . . . . . . . . . . . 51
     7.02    Limitations on Indebtedness.. . . . . . . . . . . . . . . . . . . . . 52
     7.03    No Restrictions on Subsidiaries.. . . . . . . . . . . . . . . . . . . 53
     7.04    Fundamental Changes.. . . . . . . . . . . . . . . . . . . . . . . . . 53
     7.05    Dispositions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 53
     7.06    Acquisitions. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     7.07    Operating Leases. . . . . . . . . . . . . . . . . . . . . . . . . . . 54
     7.08    Loans and Investments.. . . . . . . . . . . . . . . . . . . . . . . . 55
     7.09    Restricted Payments.. . . . . . . . . . . . . . . . . . . . . . . . . 55
     7.10    Termination of Pension Plans. . . . . . . . . . . . . . . . . . . . . 56
     7.11    Compliance with ERISA.. . . . . . . . . . . . . . . . . . . . . . . . 56
     7.12    Capital Expenditures. . . . . . . . . . . . . . . . . . . . . . . . . 56
     7.13    Consolidated Net Worth. . . . . . . . . . . . . . . . . . . . . . . . 56
     7.14    Leverage Ratio. . . . . . . . . . . . . . . . . . . . . . . . . . . . 57
     7.15    Interest Coverage Ratio.. . . . . . . . . . . . . . . . . . . . . . . 57
     7.16    Transactions with Affiliates. . . . . . . . . . . . . . . . . . . . . 57
     7.17    Nature of Business. . . . . . . . . . . . . . . . . . . . . . . . . . 57
     7.18    Accounting Changes. . . . . . . . . . . . . . . . . . . . . . . . . . 57

SECTION 8. EVENTS OF DEFAULT . . . . . . . . . . . . . . . . . . . . . . . . . . . 58
     8.01    Events of Default.. . . . . . . . . . . . . . . . . . . . . . . . . . 58
     8.02    Remedies Upon Event of Default. . . . . . . . . . . . . . . . . . . . 60

SECTION 9. ADMINISTRATIVE AGENT. . . . . . . . . . . . . . . . . . . . . . . . . . 61

                                      -ii-


     9.01    Appointment and Authorization of Administrative Agent.. . . . . . . . 61
     9.02    Delegation of Duties. . . . . . . . . . . . . . . . . . . . . . . . . 62
     9.03    Liability of Administrative Agent.. . . . . . . . . . . . . . . . . . 62
     9.04    Reliance by Administrative Agent. . . . . . . . . . . . . . . . . . . 62
     9.05    Notice of Default.. . . . . . . . . . . . . . . . . . . . . . . . . . 63
     9.06    Credit Decision; Disclosure of Information by Administrative
             Agent.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 63
     9.07    Indemnification of Administrative Agent.. . . . . . . . . . . . . . . 64
     9.08    Administrative Agent in Individual Capacity.. . . . . . . . . . . . . 64
     9.09    Successor Administrative Agent. . . . . . . . . . . . . . . . . . . . 64

SECTION 10. MISCELLANEOUS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 65
     10.01   Amendments; Consents. . . . . . . . . . . . . . . . . . . . . . . . . 65
     10.02   Transmission and Effectiveness of Notices and Signatures. . . . . . . 66
     10.03   Attorney Costs, Expenses and Taxes. . . . . . . . . . . . . . . . . . 67
     10.04   Binding Effect; Assignment. . . . . . . . . . . . . . . . . . . . . . 67
     10.05   Set-off.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 69
     10.06   Sharing of Payments.. . . . . . . . . . . . . . . . . . . . . . . . . 69
     10.07   No Waiver; Cumulative Remedies. . . . . . . . . . . . . . . . . . . . 70
     10.08   Usury.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
     10.09   Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
     10.10   Integration.. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 70
     10.11   Nature of Lenders' Obligations. . . . . . . . . . . . . . . . . . . . 71
     10.12   Survival of Representations and Warranties. . . . . . . . . . . . . . 71
     10.13   Indemnity by Borrower.. . . . . . . . . . . . . . . . . . . . . . . . 71
     10.14   Nonliability of Lenders.. . . . . . . . . . . . . . . . . . . . . . . 71
     10.15   No Third Parties Benefited. . . . . . . . . . . . . . . . . . . . . . 72
     10.16   Severability. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 72
     10.17   Confidentiality.. . . . . . . . . . . . . . . . . . . . . . . . . . . 73
     10.18   Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . . 73
     10.19   Headings. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 73
     10.20   Time of the Essence.. . . . . . . . . . . . . . . . . . . . . . . . . 73
     10.21   Foreign Lenders and Participants. . . . . . . . . . . . . . . . . . . 73
     10.22   Governing Law.. . . . . . . . . . . . . . . . . . . . . . . . . . . . 74
     10.23   Waiver of Right to Trial by Jury. . . . . . . . . . . . . . . . . . . 75
     10.24   ENTIRE AGREEMENT. . . . . . . . . . . . . . . . . . . . . . . . . . . 75
     10.25   Termination of Existing Syndicated Agreement. . . . . . . . . . . . . 75

EXHIBITS

             FORM OF:

     A       Request for Extension of Credit
     B       Compliance Certificate
     C       Note
     D       Notice of Assignment and Acceptance
     E       Guaranty
     F       Intercreditor Agreement


SCHEDULES

     2.01    Commitments and Pro Rata Shares
     5.04    Subsidiaries as of Closing Date
     5.06    Existing Indebtedness
     5.08    Certain Litigation
     5.12    Tax Assessments
     5.14    Certain ERISA Matters
     5.16    Environmental Liabilities
     7.01    Existing Liens
     7.08    Existing Investments
     10.02   Offshore and Domestic Lending Offices, Addresses for Notices

                                   CREDIT AGREEMENT

       THIS CREDIT AGREEMENT (this "AGREEMENT") is dated as of December 21, 1999 and is entered into by and among K2 INC., a Delaware corporation ("BORROWER"), THE FINANCIAL INSTITUTIONS LISTED ON THE SIGNATURE PAGES HEREOF (individually referred to herein as a "LENDER" and collectively as "LENDERS"), and BANK OF AMERICA, N.A. as Administrative Agent for Lenders ("ADMINISTRATIVE AGENT").

                                       RECITAL

       Lenders and Administrative Agent have agreed to make available a revolving credit facility to Borrower upon the terms and conditions set forth in this Agreement.

       NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained herein, the parties agree as follows:

                                     SECTION 1.

                                    DEFINITIONS.

       1.01   CERTAIN DEFINED TERMS.

       The following terms used in this Agreement shall have the following meanings:

       "ACQUISITION" means any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person or otherwise causing any Person to become a Subsidiary of Borrower, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary of Borrower) provided that Borrower or Borrower's Subsidiary is the surviving entity; PROVIDED, HOWEVER, that "Acquisition" shall not include any of the foregoing transactions between Borrower and any Subsidiary that is a Subsidiary Guarantor prior to such transaction or between companies that are Subsidiary Guarantors prior to such transaction; PROVIDED, FURTHER, that "Acquisition" shall not include Investments.

       "ADMINISTRATIVE AGENT" means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.

       "ADMINISTRATIVE AGENT'S OFFICE" means Administrative Agent's address and, as appropriate, account as set forth on SCHEDULE 10.02, or such other address or account as Administrative Agent hereafter may designate by written notice to Borrower and Lenders.

       "ADMINISTRATIVE AGENT-RELATED PERSONS" means Administrative Agent (including any successor agent), together with its Affiliates (including, in the case of Administrative Agent, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

       "AFFILIATE" means, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract or otherwise. Without limitation, any director, executive officer or beneficial owner of 5% or more of the equity of a Person shall for the purposes of this Agreement, be deemed to control such Person.

       "AGREEMENT" means this Credit Agreement, as it may hereafter be amended, supplemented, restated or otherwise modified from time to time.

       "APPLICABLE MARGIN" means, for any period, from and after the Closing Date, the amounts set forth in the following pricing grid:

                                                    OFFSHORE
                                                   RATE LOANS
                                                   -----------
                                                    FINANCIAL     PERFORMANCE
                                                    LETTER OF      LETTER OF       COMMITMENT
  LEVEL                LEVERAGE RATIO              CREDIT FEES    CREDIT FEES         FEE
  -----    --------------------------------------  -----------    -----------      ----------
    5            greater-than4.00:1                    2.000%          1.000%           0.500%
    4      less-than4.00:1 but greater-than3.50:1      1.750%          0.875%           0.375%
    3      less-than3.50:1 but greater-than3.00:1      1.500%          0.750%           0.325%
    2      less-than3.00:1 but greater-than2.50:1      1.250%          0.625%           0.275%
    1              less-than2.50:1                     1.000%          0.500%           0.225%

       The Applicable Margin shall be based upon the Leverage Ratio set forth in the most recent Compliance Certificate delivered to Administrative Agent, and shall be effective during the Pricing Period (as defined in the chart below) applicable to such Compliance Certificate as indicated in the chart below. If Administrative Agent does not receive a Compliance Certificate by the date required by SECTION 6.01(F), the Applicable Margin shall, effective as of the first day of the Pricing Period that would be applicable, be the highest Level set forth above to but excluding the date Administrative Agent receives such Compliance Certificate. Thereafter, and for the remaining portion of the applicable Pricing Period, the Applicable Margin shall be that indicated by the Leverage Ratio in such late Compliance Certificate. The initial Applicable Margin shall be based on Level 5 from the Closing Date through and including December 31, 1999.

     FOR COMPLIANCE CERTIFICATE
   RECEIVED IN RESPECT OF FISCAL
          PERIOD ENDING:             THE APPLICABLE PRICING PERIOD IS:
   -----------------------------     ---------------------------------
             March 31                April 1 through next June 30
              June 30                July 1 through next September 30
           September 30              October 1 through next December 31
            December 31              January 1 through next March 31

       "APPLICABLE PAYMENT DATE" means, (a) as to any Offshore Rate Loan, the last day of the relevant Interest Period and any date that such Loan is prepaid or converted in whole or in part and the Maturity Date; PROVIDED, HOWEVER, that if any Interest Period for an Offshore Rate Loan exceeds three months, interest shall also be paid on the date which falls every three months after the beginning of such Interest Period, and (b) as to any other Obligations, the last Business Day of each calendar quarter and the Maturity Date; PROVIDED, FURTHER, that interest accruing at the Default Rate shall be payable from time to time at any time upon demand of Administrative Agent.

       "ARRANGER" means Banc of America Securities LLC, in its capacity as sole arranger and sole book manager.

       "ATTORNEY COSTS" means and includes all reasonable fees and disbursements of any law firm or other external counsel and the allocated cost of internal legal services and all disbursements of internal counsel.

       "BANK OF AMERICA" means Bank of America, N.A.

       "BASE RATE" means a fluctuating rate per annum equal to the higher of (a) the Federal Funds Rate plus 1/2 of 1% and (b) the rate of interest in effect for such day as publicly announced from time to time by Bank of America as its "prime rate." Such rate is a rate set by Bank of America based upon various factors including Bank of America's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by Bank of America shall take effect at the opening of business on the day specified in the public announcement of such change.

       "BASKET TOTAL DEBT" means Total Debt excluding Indebtedness permitted under SECTION 7.02(A), (B), (C) and (D).

       "BASE RATE LOAN" means a Loan which bears interest based on the Base
Rate.

       "BORROWER" means K2 Inc.

       "BORROWER PARTY" means Borrower, each Subsidiary Guarantor or any Person other than Lenders and any Affiliates of Lenders, Administrative Agent, or Issuing Lender from time to time party to a Loan Document.

       "BORROWING" and "BORROW" each mean a borrowing hereunder consisting of Loans of the same type made on the same day and, in the case of Offshore Rate Loans, having the same Interest Periods.

       "BORROWING DATE" means the date that a Loan is made, which shall be a Business Day.

       "BUSINESS DAY" means any day other than a Saturday, Sunday, or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent's Office is located and, if such day relates to any Offshore Rate

Loan, means any such day on which dealings in Dollar deposits are conducted by and between banks in the offshore Dollar interbank market.

       "CAPITAL EXPENDITURES" means any expenditure that is considered a capital expenditure under GAAP, including any amount which is required to be treated as an asset subject to a Capital Lease.

       "CAPITALIZED LEASES" means all leases which contain Capitalized Lease Obligations.

       "CAPITALIZED LEASE OBLIGATION" means any rental obligation which, under generally accepted accounting principles, is or will be required to be capitalized on the books of Borrower or any Subsidiary, taken at the amount thereof accounted for as indebtedness (net of interest expense) in accordance with such principles.

       "CERCLA" has the meaning specified in the definition of "Environmental Laws."

       "CHANGE IN CONTROL" means each and every issue, sale or other disposition of shares of stock of the Borrower which results in any person (as such term is used in Section 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended) or related person constituting a group (as such term is used in Section 13d-5 of the Securities Exchange Act of 1934, as amended) (herein, an "ACQUIRING PERSON") becoming the "beneficial owners" (as such term is used in Section 13d-3 of the Securities Exchange Act of 1934 as in effect on the Closing Date), directly or indirectly, of more than 50% or more of the outstanding Voting Stock of Borrower.

       "CLOSING DATE" means the date on which this Agreement becomes effective and all the conditions in SECTION 4.01 are satisfied or waived.

       "CODE" means the Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

       "COMMERCIAL LETTER OF CREDIT" means a commercial Letter of Credit issued for the purpose of providing a payment mechanism in connection with the conduct of Borrower's or any of its Subsidiary's ordinary course of business.

       "COMMITMENT" means, for each Lender, the obligation of such Lender to make Extensions of Credit in an aggregate principal amount not exceeding the amount set forth opposite such Lender's name on SCHEDULE 2.01 at any one time outstanding, as such amount may be reduced or adjusted from time to time in accordance with this Agreement (collectively, the "COMBINED COMMITMENTS").

       "COMPLIANCE CERTIFICATE" means a certificate in the form of EXHIBIT B, properly completed and signed by a Responsible Officer of Borrower.

       "CONSOLIDATED EBITDA" means, for the period of the four fiscal quarters ending on any date of determination (the "measurement period"), for Borrower and its Subsidiaries on a consolidated basis, an amount equal to (i) the sum of
(a) Consolidated Net Income for such measurement period, (b) Consolidated Interest Expense for such measurement period, (c) the amount of taxes, based on or measured by income, used or included in the determination of such

Consolidated Net Income for such measurement period, (d) the amount of depreciation and amortization expense deducted in determining such Consolidated Net Income for such measurement period and (e) non-cash nonrecurring charges and expenses included in the determination of Consolidated Net Income for such measurement period to the extent relating to items originally purchased in periods prior to the measurement period; PROVIDED, HOWEVER, that charges and expenses related to inventory excluded from the determination of Consolidated EBITDA by this clause (e) shall not exceed $5,000,000 in any measurement period, LESS (ii) non-cash nonrecurring gains included in the determination of Consolidated Net Income for such measurement period to the extent relating to items originally purchased in periods prior to the measurement period; PROVIDED, FURTHER, that, with respect to the Acquisition of a Subsidiary within such measurement period which would have added at least $3,000,000 to Consolidated EBITDA had it been included in the calculation thereof for such measurement period, Borrower may also include items (i) and (ii) above for such Subsidiary for such measurement period in Consolidated EBITDA if Borrower has provided to Administrative Agent (who shall promptly deliver the same to all Lenders) (x) the most recent year-end audited financial statements for that Subsidiary (which audited statements must be as of a date occurring within five fiscal quarters prior to the date of such Acquisition (even if such date is prior to the measurement period and, therefore, such audited statements are not actually used in computing Consolidated EBITDA for such measurement period)) and (y) company-prepared financial statements for that Subsidiary for any portion of such measurement period to be included; PROVIDED, FURTHER, that the items in the foregoing proviso may only be included if the items set forth in the proviso to Consolidated Interest Expense relating to such Subsidiary are also included when determining any covenant hereunder.

       "CONSOLIDATED INTEREST EXPENSE" means, for the period of the four fiscal quarters ending on any date of determination (the "measurement period"), the sum, without duplication, of (a) total interest expense (including that portion attributable to Capitalized Leases in conformity with GAAP) of Borrower and its Subsidiaries for such measurement period on a consolidated basis and (b) fees, commissions and interest related to Permitted Accounts Receivable Financing Facilities for such measurement period; PROVIDED, HOWEVER, that, with respect to the Acquisition of a Subsidiary within such measurement period which would have added at least $3,000,000 to Consolidated EBITDA had it been included in the calculation thereof for such measurement period, Borrower may also include items (a) and
(b) above for such Subsidiary for such measurement period in Consolidated Interest Expense if Borrower has provided to Administrative Agent (who shall promptly deliver the same to all Lenders) (i) the most recent year-end audited financial statements for that Subsidiary (which audited statements must be as of a date occurring within five fiscal quarters prior to the date of such Acquisition (even if such date is prior to the measurement period and, therefore, such audited statements are not actually used in computing Consolidated Interest Expense for such measurement period)) and (ii) company-prepared financial statements for that Subsidiary for any portion of such measurement period to be included.

       "CONSOLIDATED NET INCOME" means, for any period, the net income of Borrower and its Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP, but excluding in any event:

       (a) any extraordinary gains or losses as defined in APBO Nos. 11, 16 and 30 and FASB Statement No. 4;

       (b) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary;

       (c) net earnings and losses of any corporation (other than a Subsidiary), substantially all the assets of which have been acquired in any manner by Borrower or any Subsidiary, accrued by such corporation prior to the date of such Acquisition;

       (d) net earnings and losses of any corporation (other than a Subsidiary) with which Borrower or a Subsidiary shall have consolidated or which shall have merged into or with Borrower or a Subsidiary, accrued by such corporation prior to the date of such consolidation or merger;

       (e) net earnings of any business entity (other than a Subsidiary) in which Borrower or any Subsidiary has an ownership interest unless such net earnings shall have actually been received or are receivable by Borrower or such Subsidiary in the form of cash distributions;

       (f) any portion of the net earnings of any Subsidiary which for any reason is unavailable for payment of dividends to Borrower or any other Subsidiary except to the extent applied to the repayment of Indebtedness of such Subsidiary to Borrower or any other Subsidiary;

       (g) earnings or amortization resulting from any reappraisal, revaluation or write-up of assets (other than pursuant to any purchase accounting adjustments made to the book value of assets of an acquired Person in connection with an Acquisition);

       (h) to the extent not otherwise excluded pursuant to clause (a) above, any aggregate net gain (or any aggregate net loss) during such period arising from the sale, conversion, exchange or other disposition of capital assets (such term to include, without limitation (i) all noncurrent assets and, without duplication, (ii) the following, whether or not current: all fixed assets, whether tangible or intangible, all inventory sold in the conjunction with the disposition of fixed assets, and all securities);

       (i) any deferred or other credit or amortization thereof representing any excess of the equity in any Subsidiary at the date of Acquisition thereof over the amount invested in such Subsidiary; and

       (j) any gain arising from the acquisition of any securities of Borrower or any Subsidiary.

       "CONSOLIDATED NET WORTH" means, as of the date of any determination thereof, the total consolidated assets of Borrower and its Subsidiaries on a consolidated basis less the total liabilities of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

       "CONSOLIDATED TANGIBLE NET WORTH" means at any date Consolidated Net Worth LESS the Intangible Assets of Borrower and its Subsidiaries on a consolidated basis, all determined as of such date. For purposes of this definition, "Intangible Assets" means the amount (to the extent reflected in determining such Consolidated Net Worth) of all unamortized debt discount and expense, unamortized deferred charges (other than deferred employee benefit liabilities), goodwill, patents, trademarks, service marks, trade names, copyrights, organization or development expenses and other intangible items.

       "CONSOLIDATED TOTAL ASSETS" mean, as of the date of any determination thereof, the total assets of Borrower and its Subsidiaries on a consolidated basis determined in accordance with GAAP.

       "CONTINUATION" and "CONTINUE" mean, with respect to any Offshore Rate Loan, the continuation of such Offshore Rate Loan as an Offshore Rate Loan on the last day of the Interest Period for such Loan.

       "CONTRACTUAL OBLIGATION," as applied to any Person, means any provision of any security issued by that Person or of any material indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

       "CONTROLLED GROUP" means Borrower and all Persons (whether or not incorporated) under common control or treated as a single employer with Borrower or any of its Subsidiaries pursuant to Section 414(b) or (c) of the Code.

       "CONVERSION" and "CONVERT" mean, with respect to any Loan, the conversion of such Loan from or into another type of Loan.

       "COVERED DISPOSITION" is any Disposition, the proceeds of which are used to make Investments otherwise permitted hereunder within 180 days from the date of such Disposition.

       "DEBTOR RELIEF LAWS" means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States of America or other applicable jurisdictions from time to time in effect affecting the rights of creditors generally.

       "DEFAULT" means any event which, with the giving of notice, the lapse of time, or both, would constitute an Event of Default.

       "DEFAULT RATE" means an interest rate equal to the Base Rate PLUS the Applicable Margin, if any, applicable to Base Rate Loans PLUS 2% per annum, to the fullest extent permitted by applicable Laws; PROVIDED, HOWEVER, that with respect to an Offshore Rate Loan, the Default Rate shall be an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such Loan plus 2% per annum.

       "DESIGNATED DEPOSIT ACCOUNT" means a deposit account to be maintained by Borrower with Bank of America, as from time to time designated by Borrower by written notification to Administrative Agent.

       "DISPOSITION" or "DISPOSE" means the sale, transfer, license or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal with or without recourse of any notes or accounts receivable or any rights and claims associated therewith.

       "DOLLARS" means lawful money of the United States of America.

       "DOMESTIC LENDING OFFICE" means, with respect to each Lender, the office of that Lender designated as such on SCHEDULE 10.02 hereto or such other office of Lender as it may from time to time specify in writing to Borrower and Administrative Agent.

       "DOMESTIC SUBSIDIARIES" means those Subsidiaries of Borrower which are incorporated under the laws of any State of the United States and which are engaged in business primarily in the United States, other than Subsidiaries which are Subsidiaries of a Foreign Subsidiary.

       "ELIGIBLE ASSIGNEE" means (a) a financial institution organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (b) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development, or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (c) a Person that is primarily engaged in the business of commercial banking and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; (d) another Lender; (e) any other entity which is an "accredited investor" (as defined in Regulation D under the Securities Exchange Act of 1934, as amended) which extends credit or buys loans as one of its businesses, including but not limited to, insurance companies, mutual funds and lease financing companies; or
(f) other lenders or institutional investors consented to in writing in advance by Administrative Agent and Borrower. No Borrower Party or any Affiliate of a Borrower Party shall be an Eligible Assignee.

       "ENVIRONMENTAL CLAIM" means all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in or from property, whether or not owned by Borrower or any of its Subsidiaries, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Laws.

       "ENVIRONMENTAL LAWS" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act.

       "ERISA" means the Employee Retirement Income Security Act of 1974 and any regulation promulgated thereunder.

       "ERISA AFFILIATE" means any trade or business (whether or not incorporated) under common control with Borrower within the meaning of Sections 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).

       "ERISA EVENT" means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Plan amendment as a termination under Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate.

       "EVENT OF DEFAULT" means any of the events set forth in SECTION 8.01.

       "EXCHANGE ACT" means, at any time, the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

       "EXISTING SYNDICATED AGREEMENT" means that certain Credit Agreement dated as of May 21, 1996, as amended, among Borrower, the lenders party thereto, and Bank of America as agent for such lenders.

       "EXTENSION OF CREDIT" means (a) a Borrowing, Conversion or Continuation of Loans, (b) a Letter of Credit Action wherein a new Letter of Credit is issued or which has the effect of increasing the amount of, extending the maturity of, or making a material modification to an outstanding Letter of Credit or the reimbursement of drawings thereunder, (c) each Lender's purchase of a risk participation in a new Letter of Credit, or (d) each Lender's purchase of a risk participation in a Swing Line Loan made by Swing Line Lender (collectively, the "EXTENSIONS OF CREDIT").

       "FEDERAL FUNDS RATE" means, for any day, the rate per annum (rounded upwards to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; PROVIDED that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Bank of America on such day on such transactions as determined by Administrative Agent.

       "FINANCIAL LETTER OF CREDIT" means any standby letter of credit covering the potential default of a financial contractual obligation, and includes without limitation all letters of credit required to be classified as such by the Federal Reserve Board or by the Office of the Comptroller of the Currency.

       "FINANCIAL LETTER OF CREDIT SUBLIMIT" means an amount equal to the lesser of the combined Commitments and $10,000,000.

       "FOREIGN SUBSIDIARIES" means those Subsidiaries of Borrower which are not Domestic Subsidiaries.

       "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession, that are applicable to the circumstances as of the date of determination, consistently applied. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either Borrower or the Requisite Lenders shall so request, Administrative Agent, Lenders and Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of reflect such change in GAAP (subject to the approval of the Requisite Lenders), provided that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide to Administrative Agent, and Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

       "GOVERNMENTAL AUTHORITY" means any nation or government, any state or other political subdivision thereof, any central Lender (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

       "GUARANTY OBLIGATION" means, as to any Person, any (a) guaranty by that Person of Indebtedness of, or other obligation payable or performable by, any other Person or (b) assurance, agreement, letter of responsibility, letter of awareness, undertaking or arrangement given by that Person to an obligee of any other Person with respect to the payment or performance of an obligation by, or the financial condition of, such other Person, whether direct, indirect or contingent, including any purchase or repurchase agreement covering such obligation or any collateral security therefor, any agreement to provide funds (by means of loans, capital contributions or otherwise) to such other Person, any agreement to support the solvency or level of any balance sheet item of such other Person or any "keep-well" or other arrangement of whatever nature given for the purpose of assuring or holding harmless such obligee against loss with respect to any obligation of such other Person; PROVIDED, HOWEVER, that the term Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, covered by such Guaranty Obligation or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the Person in good faith.

       "HAZARDOUS MATERIALS" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Laws, including all substances identified under any Environmental Laws as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

       "INDEBTEDNESS" means as to any Person at a particular time, all items which would, in conformity with GAAP, be classified as liabilities on a balance sheet of such Person as at such time (excluding trade and other accounts payable in the ordinary course of business in accordance with customary trade terms and which are not overdue for a period of more than 60 days and excluding deferred taxes), but in any event including, without duplication:

       (a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes or other similar instruments;

       (b) any direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), banker's acceptances, bank guaranties, surety bonds and similar instruments;

       (c)    net obligations under any Swap Contract in an amount equal to
(i) if such Swap Contract has been closed out, the termination value thereof, or (ii) if such Swap Contract has not been closed out, the mark-to-market value thereof determined on the basis of readily available quotations provided by any recognized dealer in such Swap Contract;

       (d) whether or not so included as liabilities in accordance with GAAP, all obligations of such Person to pay the deferred purchase price of property or services, and indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

       (e) lease payment obligations under Capitalized Leases or Synthetic Lease Obligations; and

       (f) all Guaranty Obligations of such Person in respect of any of the foregoing.

       For all purposes of this Agreement, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person except for customary exceptions acceptable to the Requisite Lenders.

       "INTERCREDITOR AGREEMENT" means the Intercreditor Agreement substantially in the form of EXHIBIT F hereto, as amended, supplemented or otherwise modified from time to time.

       "INTEREST COVERAGE RATIO" means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the period of the four prior fiscal quarters ending on such date TO (b) Consolidated Interest Expense during such period.

       "INTEREST PERIOD" means, for each Offshore Rate Loan as requested by Borrower, (a) initially, the period commencing on the date such Offshore Rate Loan is disbursed, Continued as, or Converted into, an Offshore Rate Loan and
(b) thereafter, the period commencing on the last day of the preceding Interest Period, and ending, in each case, on the earlier of (x) the scheduled Maturity Date, or (y) one, two, three or six months thereafter; PROVIDED that:

              (i) any Interest Period that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day;

              (ii) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period; and

              (iii) unless Administrative Agent otherwise consents, there may not be more than 10 Interest Periods in effect at any time.

       "INVESTMENTS" means all investments, in cash or by delivery of property made, directly or indirectly in any Person, whether by acquisition of shares of capital stock, indebtedness or other obligations or securities or by loan, advance, capital contribution or otherwise; PROVIDED, HOWEVER, that "Investments" shall not include Acquisitions. In valuing any Investments for purposes of this Agreement, such Investments shall be taken at the original cost thereof, without allowance for any subsequent write-offs or appreciation or depreciation therein, but less any amount repaid or recovered on account of capital or principal.

       "IRS" means the Internal Revenue Service.

       "ISSUING LENDER" means Bank of America, or any successor issuing lender hereunder.

       "K2 FUNDING" means K2 Funding, Inc., a Delaware corporation, which is a Subsidiary.

       "LAWS" or "LAW" means, collectively, all international, foreign, federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, in each case whether or not having the force of law.

       "LENDER" means each lender from time to time party hereto and, as the context requires, Swing Line Lender and Issuing Lender.

       "LENDING OFFICE" means, as to any Lender, the office or offices of such Lender described as such on SCHEDULE 10.02, or such other office or offices as a Lender may from time to time notify Administrative Agent.

       "LETTER OF CREDIT" means any letter of credit issued or outstanding hereunder. A Letter of Credit may be a Commercial Letter of Credit, a Performance Letter of Credit or a Financial Letter of Credit.

       "LETTER OF CREDIT ACTION" means the issuance, supplement, amendment, renewal, extension, modification or other action relating to a Letter of Credit.

       "LETTER OF CREDIT APPLICATION" means an application for a Letter of Credit Action as shall at any time be in use by Issuing Lender.

       "LETTER OF CREDIT CASH COLLATERAL ACCOUNT" means a blocked deposit account at Bank of America with respect to which Borrower hereby grants a security interest in such account to Administrative Agent for and on behalf of Lenders as security for Letter of Credit Usage and with respect to which Borrower agrees to execute and deliver from time to time such documentation as Administrative Agent may reasonably request to further assure and confirm such security interest.

       "LETTER OF CREDIT EXPIRATION DATE" means the date which is 30 days prior to the Maturity Date.

       "LETTER OF CREDIT USAGE" means, as at any date of determination, the aggregate undrawn face amount of outstanding Letters of Credit PLUS the aggregate amount of all drawings under the Letters of Credit honored by Issuing Lender and not reimbursed to Issuing Lender by Borrower or converted into Loans.

       "LEVERAGE RATIO" means, as of any date of determination, for Borrower and its Subsidiaries on a consolidated basis, the ratio of (a) Total Debt as of such date TO (b) Consolidated EBITDA for the period of the four fiscal quarters ending on that date.

       "LIEN" means any mortgage, pledge, hypothecation, assignment, deposit arrangement (in the nature of compensating balances, cash collateral accounts or security interests), encumbrance, lien (statutory or other), charge, or preference, priority or other security interest or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement, any financing lease having substantially the same economic effect as any of the foregoing, and the filing of any financing statement under the Uniform Commercial Code or comparable Laws of any jurisdiction), including the interest of a purchaser of accounts receivable.

       "LOAN" means any advance made by any Lender to Borrower as provided in
SECTION 2 (collectively, the "LOANS").

       "LOAN DOCUMENTS" means this Agreement, the Master Subsidiary Guaranty, the Intercreditor Agreement, any Letter of Credit Application, any Request for Extension of Credit and any Note, certificate, any fee letter, and other instrument, document or agreement from time to time delivered in connection with this Agreement.

       "MASTER SUBSIDIARY GUARANTY" means the continuing guaranty of the Obligations to be executed and delivered by the Subsidiary Guarantors, substantially in the form of EXHIBIT E, and any amendments or supplements thereto.

       "MATERIAL ADVERSE EFFECT" means (a) a material adverse effect upon the business, operations, properties, assets, business prospects or condition (financial or otherwise) of Borrower and its Subsidiaries, taken as a whole, or
(b) a material impairment of the ability of any Borrower Party to perform the Obligations in any material respect or (c) a material adverse effect upon the legality, validity, binding effect or enforceability of any Loan Document.

       "MATURITY DATE" means September 30, 2004, as it may be earlier terminated or extended in accordance with the terms hereof.

       "MINIMUM AMOUNT" means, with respect to each of the following actions, the minimum amount and any multiples in excess thereof set forth opposite such action:

                                                                 MULTIPLES IN EXCESS
        TYPE OF ACTION                    MINIMUM AMOUNT               THEREOF
    ---------------------                 --------------         --------------------
 Borrowing or prepayment of or
 Conversion into, Base Rate Loans             $500,000                  none

 Borrowing, prepayment, Continuation
 of, or Conversion into, Offshore Rate
 Loans                                       $1,500,000               $500,000

 Borrowing or prepayment of Swing Line
 Loans                                       $500,000                 $500,000

 Letter of Credit Action                     $100,000                  None

 Reduction in Commitments                   $10,000,000             $5,000,000

 Assignments                                $5,000,000

       "MULTIEMPLOYER PLAN" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA which is maintained for employees of Borrower or any ERISA Affiliate of Borrower.

       "NEGATIVE PLEDGE" means a Contractual Obligation that restricts Liens on property.

       "NET ISSUANCE PROCEEDS" means, in respect of any issuance of equity, the cash proceeds and non-cash proceeds received or receivable in connection therewith, net of reasonable costs and expenses and underwriting discounts and commissions paid or incurred in connection therewith in favor of any Person not an Affiliate of Borrower.

       "NOTE" means a promissory note made by Borrower in favor of a Lender evidencing Loans made by such Lender, substantially in the form of EXHIBIT C (collectively, the "NOTES").

       "NOTICE OF ASSIGNMENT AND ACCEPTANCE" means a Notice of Assignment and Acceptance substantially in the form of EXHIBIT D.

       "NOTICE OF LIEN" means any "notice of lien" or similar document intended to be filed or recorded with any court, registry, recorder's office, central filing office or Governmental Authority for the purpose of evidencing, creating, perfecting or preserving the priority of a Lien securing obligations owing to a Governmental Authority.

       "OBLIGATIONS" means all advances to, and debts, liabilities, obligations, covenants and duties of, any Borrower Party arising under any Loan Document, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and including interest that accrues after the commencement of any proceeding under any Debtor Relief Laws by or against any Borrower Party or any Subsidiary or Affiliate of any Borrower Party.

       "OFFSHORE BASE RATE" has the meaning set forth in the definition of Offshore Rate.

       "OFFSHORE RATE" means for any Interest Period with respect to any Offshore Rate Loan, a rate per annum determined by Administrative Agent pursuant to the following formula:

                                          OFFSHORE BASE RATE
              Offshore Rate  =   ------------------------------------
                                 1.00 - Eurodollar Reserve Percentage
       Where,

      "OFFSHORE BASE RATE" means, for such Interest Period:

       (a) the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate that appears on the page of the Telerate Screen that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

       (b)    in the event the rate referenced in the preceding subsection
(a) does not appear on such page or service or such page or service shall cease to be available, the rate per annum (carried out to the fifth decimal place) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service that displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, or

       (c) in the event the rates referenced in the preceding subsections (a) and (b) are not available, the rate per annum determined by Administrative Agent as the rate of interest at which deposits in Dollars (for delivery on the first day of such Interest Period) in same day funds in the approximate amount of the applicable Offshore Rate Loan and with a term equivalent to such Interest Period would be offered by its London Branch to major banks in the offshore market at their request at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period.

       "EURODOLLAR RESERVE PERCENTAGE" means, for any day during any Interest Period, the reserve percentage (expressed as a decimal, rounded upward to the next 1/100th of 1%) in effect on such day, whether or not applicable to any Lender, under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including any emergency, supplemental or other marginal reserve requirement) with respect to Eurocurrency funding (currently referred to as "Eurocurrency liabilities"). The Offshore Rate for each outstanding Offshore Rate Loan shall be adjusted automatically as of the effective date of any change in the Eurodollar Reserve Percentage.

       "OFFSHORE RATE LOAN" means a Loan bearing interest based on the Offshore Rate.

       "OPERATING LEASE" means, as applied to any Person, any lease of property (whether real, personal or mixed) which is not a lease that would, in conformity with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person and excluding, in the case of Borrower or any of its Subsidiaries, any such lease under which Borrower or that Subsidiary is the lessor.

       "ORDINARY COURSE DISPOSITIONS" means:

       (a) Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;

       (b) Dispositions of cash, cash equivalents, inventory and other property in the ordinary course of business;

       (c) Dispositions of property to the extent that such property is exchanged for credit against the purchase price of similar replacement property, or the proceeds of such sale are reasonably promptly applied to the purchase price of such replacement property or where Borrower or its Subsidiary determine in good faith that the failure to replace such equipment will not be detrimental to the business of Borrower or such Subsidiary; and

       (d) Dispositions of assets or property by any Subsidiary of Borrower to Borrower or another wholly-owned Subsidiary of Borrower;

PROVIDED, HOWEVER, that no such Disposition shall be for less than the fair market value of the property being disposed of.

       "ORDINARY COURSE INDEBTEDNESS" means:

       (a) intercompany Guaranty Obligations of Borrower or any of its Subsidiaries guarantying Indebtedness otherwise permitted hereunder of Borrower or any wholly-owned Subsidiary of Borrower;

       (b) Indebtedness arising from the honoring of a check, draft or similar instrument against insufficient funds;

       (c) Indebtedness of a Subsidiary to Borrower or to a wholly-owned Subsidiary;

       (d)    Indebtedness of Borrower to a Subsidiary Guarantor; and

       (e) in connection with Letters of credit issued in the ordinary course of business.

       "ORDINARY COURSE INVESTMENTS" means Investments of Borrower and its Subsidiaries, consisting of:

       (a) Investments in and to Subsidiaries and Borrower and in any Person that is a Subsidiary after giving effect to such Investment;

       (b) Investments in commercial paper maturing in 270 days or less from the date of issuance which, at the time of acquisition by Borrower or its Subsidiaries, is accorded the highest rating by Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc. ("S&P"), Moody's Investors Service, Inc. ("MOODY'S") or other nationally recognized credit rating agency of similar standing;

       (c) Investments in direct obligations of the United States of America or any agency or instrumentality of the United States of America, the payment or guarantee of which constitutes a full faith and credit obligation of the United States of America, in either case, maturing in 12 months or less from the date of acquisition thereof;

       (d) Investments in certificates of deposit maturing within one year from the date of issuance thereof, issued by a bank or trust company organized under the laws of the United States or any state thereof, having capital, surplus and undivided profits aggregating at least $100,000,000 and whose long-term certificates of deposit are, at the time of acquisition thereof by Borrower or its Subsidiaries, rated A or better by S&P or A or better by Moody's;

       (e) receivables, including negotiable instruments and letters of credit in respect of which Borrower or its Subsidiaries is the beneficiary, arising from the sale of goods and services in the ordinary course of business of Borrower and its Subsidiaries;

       (f) Investments in repurchase agreements or bankers acceptances, having terms of less than 30 days, with a United States bank or trust company meeting the requirements of paragraph (d) hereof, which Investments mature within one year and which are fully secured by obligations of the type described in paragraphs (c) and (d) hereof; and

       (g) Investments in offshore certificates of deposit maturing within one year from the date of issuance thereof, issued by a bank or trust company having capital, surplus and undivided profits aggregating at least $1,000,000,000 and whose long term offshore certificates of deposit are at the time of acquisition thereof by Borrower or its Subsidiaries, accorded a rating of A or better by S&P or Moody's.

       "ORDINARY COURSE LIENS" means:

       (a) Liens for property taxes and assessments or governmental charges or levies and Liens securing claims or demands of carriers, warehousemen, landlords, mechanics and materialmen, provided payment thereof is not at the time required by SECTION 6.05;

       (b) Liens of or resulting from any judgment or award the time for the appeal or petition for rehearing of which shall not have expired, or in respect of which Borrower or its Subsidiaries shall at any time in good faith be prosecuting an appeal or proceeding for a review and in respect of which a stay of execution pending such appeal or proceeding for review shall have been secured;

       (c) Liens and Negative Pledges incidental to the conduct of business or the ownership of assets (including Liens and Negative Pledges in connection with worker's compensation, unemployment insurance and other like laws, warehouseman's and attorneys' liens and statutory landlords' liens) and Liens and Negative Pledges to secure the performance of bids, tenders or trade contracts or to secure statutory obligations, surety or appeal bonds or other Liens and Negative Pledges of like general nature incurred in the ordinary course of business and not in connection with the borrowing of money; provided in each case, the obligation secured is not overdue or, if overdue, is being contested in good faith by appropriate actions or proceedings;

       (d) survey exceptions or encumbrances, easements or reservations, or rights of others for rights-of-way, utilities and other similar purposes, or zoning or other restrictions as to the use of real properties, which are necessary for the conduct of the activities of Borrower and its Subsidiaries or which customarily exist on properties of corporations engaged in similar activities and similarly situated and which do not in any event materially impair their use in the operation of the business of Borrower and its Subsidiaries; and

       (e) Liens securing Indebtedness of a Subsidiary to Borrower or to another Subsidiary.

       "ORGANIZATION DOCUMENTS" means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws; (b) with respect to any limited liability company, the articles of formation and operating agreement; and (c) with respect to any partnership, joint venture or other form of business entity, the partnership agreement and any agreement, filing or notice with respect thereto filed with the secretary of state of the state of its formation, in each case as amended from time to time.

       "OUTSTANDING OBLIGATIONS" means, as of any date, and giving effect to making any Extensions of Credit requested on such date and all payments, repayments and prepayments made on such date, (a) when reference is made to all Lenders, the sum of (i) the aggregate outstanding principal amount of all Loans, and (ii) all Letter of Credit Usage, and (b) when reference is made to one Lender the sum of (i) the aggregate outstanding principal amount of all Loans (excluding, in the case of Swing Line Lender, Swing Line Loans) made by such Lender, (ii) such Lender's ratable participation in all Letter of Credit Usage, and (iii) such Lender's ratable participation in all outstanding Swing Line Loans.

       "PBGC" means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

       "PENSION PLAN" means any "employee pension benefit plan" (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by Borrower or any ERISA Affiliates or to which Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five plan years.

       "PERFORMANCE LETTER OF CREDIT" means a standby Letter of Credit used directly or indirectly to cover bid, performance, advance and retention obligations, including, without limitation, Letters of Credit issued in favor of sureties who in connection therewith cover bid, performance and retention obligations.

       "PERMITTED ACCOUNTS RECEIVABLE FINANCING FACILITIES" means (a) a single facility not exceeding $75,000,000 in the aggregate involving the sale or discount of undivided ownership interests not exceeding $75,000,000 in domestic accounts receivable, and (b) a single facility not exceeding $20,000,000 in the aggregate involving the sale or discount of undivided ownership interests not exceeding $20,000,000 in foreign accounts receivable of Borrower and its Subsidiaries; PROVIDED, HOWEVER, that, in each case (x) such facility does not involve the creation of a Lien or Negative Pledge on any accounts receivable except to the extent of the undivided ownership interests in such accounts receivable so purportedly sold or discounted.

       "PERSON" means any individual, partnership, corporation (including a business trust), limited liability company, limited liability partnership, joint stock company, joint venture, trust, Lender, trust company, unincorporated association or other entity or a government or any agency or political subdivision thereof.

       "PLAN" means any employee benefit plan maintained or contributed to by a Borrower Party or by any trade or business (whether or not incorporated) under common control with a Borrower Party as defined in Section 4001(b) of ERISA and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

       "PRO RATA SHARE" means, with respect to each Lender, the percentage of the combined Commitments set forth opposite the name of that Lender on
SCHEDULE 2.01, as such share may be adjusted pursuant to SECTION 2.12.

       "REPORTABLE EVENT" means any of the events set forth in Section 4043(b) of ERISA or the regulations thereunder, a withdrawal from a Plan described in
Section 4063 of ERISA, or a cessation of operations described in Section 4062(e) of ERISA.

       "REQUEST FOR EXTENSION OF CREDIT" means, unless otherwise specified herein, (a) with respect to a Borrowing, Conversion or Continuance of Loans, a written request substantially in the form of EXHIBIT A, (b) with respect to a Letter of Credit Action, a Letter of Credit Application, and (c) with respect to a Swing Line Loan, any written or verbal notice acceptable to Swing Line Lender, in each case delivered by Requisite Notice.

       "REQUISITE LENDERS" means (a) as of any date of determination if the Commitments are then in effect, Lenders(excluding any Lenders not funding when required to so hereunder) having in the aggregate more than 50% of the combined Commitments then in effect and (b) as of any date of determination if the Commitments have then been terminated and there are Loans and/or Letter of Credit Usage outstanding, Lenders holding Loans and Letter of Credit Usage aggregating more than 50% of the aggregate outstanding principal amount of the Loans and Letter of Credit Usage.

       "REQUISITE NOTICE" means, unless otherwise provided herein, (a) irrevocable written notice to the intended recipient or (b) except with respect to Letter of Credit Actions (which must be in writing), irrevocable telephonic notice to the intended recipient, promptly followed by a written notice to such recipient. Such notices shall be (i) delivered to such recipient at the address or telephone number specified on SCHEDULE 10.02 or as otherwise designated by such recipient by Requisite Notice to each other party hereto, and (ii) if made by any Borrower Party, duly given or made by a Responsible Officer of such Borrower Party. Any written notice delivered in connection with any Loan Document shall be in the form, if any, prescribed in the applicable section hereof or thereof and may be delivered as provided in SECTION 10.02. Any notice sent by other than hardcopy shall be promptly confirmed by a telephone call to the recipient and, if requested by Administrative Agent, by a manually-signed hardcopy thereof.

       "REQUISITE TIME" means, with respect to any of the actions listed below, the time and date set forth below opposite such action (all times are local time (standard or daylight) as observed in the state where Administrative Agent's Office is located):


            TYPE OF ACTION                   TIME            DATE OF ACTION
      ---------------------------------     -------       ---------------------
        Delivery of Request for Extension
        of Credit for, or notice for


-       Borrowing or prepayment of             8:30 a.m.  Same date as such Borrowing,
        or Conversion into, Base                          prepayment or Conversion
        Rate Loans


-       Borrowing, prepayment or              10:00 a.m.  3 Business Days prior to
        Continuation of, or                               such Borrowing, prepayment
        Conversion into, Offshore                         or Conversion
        Rate Loans


-       Borrowing or prepayment of             1:00 p.m.  Same date as such Borrowing
        Swing Line Loans                                  or prepayment


-       Letter of Credit Action               10:00 a.m.  2 Business Days prior to
                                                          such action (OR SUCH LESSER
                                                          TIME WHICH IS ACCEPTABLE TO
                                                          ISSUING LENDER)


-       Voluntary reduction in or             10:00 a.m.  3 Business Days prior to
        termination of Commitments                        such reduction or
                                                          termination

        Payments by Lenders or Borrower to    11:00 a.m.  On date payment is due
        Administrative Agent


       "RESPONSIBLE OFFICER" means the President, any Senior Vice President, the Chief Financial Officer or the Treasurer of Borrower who in the normal performance of his or her duties would have knowledge of this Agreement and the provisions thereof.

       "RESTRICTED PAYMENTS" means:

       (a) the declaration or payment of any dividend by Borrower, either in cash or property, on any shares of the capital stock of any class of Borrower (except dividends or other distributions payable solely in shares of capital stock of Borrower);

       (b) the purchase, redemption or retirement by Borrower of any shares of the capital stock of any class of Borrower or any warrants, rights or options to purchase or acquire any shares of its capital stock, whether directly or indirectly, or through any Subsidiary; and

       (c) any other payment or distribution by Borrower in respect of its capital stock, either directly or indirectly or through any Subsidiary.

       "SECURITIES ACT" means the Securities Act of 1933, as amended from time to time, and any successor statute.

       "SENIOR NOTE AGREEMENTS" means (a) that certain Note Agreement dated as of October 15, 1992 among Borrower and the purchasers named in schedule 1 thereto, and (b) that certain Note Purchase Agreement dated as of December 1, 1999 among Borrower and the purchasers named in schedule A thereto, in each case as amended, supplemented or otherwise modified from time to time.

      "SIMPLEX PRODUCTS DISPOSITION" means any sale or transfer of assets of the Simplex Products Division of Borrower or refinancing or recapitalization of the assets or operations of the Simplex Products Division, whether in the form of a sale of stock, borrowing, issuance of debt or equity securities or otherwise, as result of which (a) Borrower ceases to own directly substantially all of the assets of the Simplex Products Division, (b) Borrower ceases to be liable directly or indirectly for any Indebtedness or trade payables of the Simplex Products Division (other than pursuant to any indemnification provision for the benefit of the transferee of the assets of the Simplex Products Division or any affiliate of such transferee contained in the agreements memorializing such transaction), and (c) Borrower receives in such transaction, by way of sale proceeds, refinancing proceeds, dividend proceeds, proceeds of the issuance of securities or otherwise, at least $20,000,000 in cash.

       "SUBSIDIARY" means any corporation, association or other business entity of which more than 50% of the total voting power of shares of stock entitled to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by any Person or one or more of the other Subsidiaries of that Person or a combination thereof.

       "SUBSIDIARY GUARANTORS" means each Person from time to time executing and delivering the Master Subsidiary Guaranty.

       "SWAP CONTRACT" means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or
(b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., or any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a "MASTER AGREEMENT"), including any such obligations or liabilities under any Master Agreement.

       "SWAP TERMINATION VALUE" means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include any Lender).

       "SWING LINE" means the revolving line of credit established by Swing Line Lender in favor of Borrower pursuant to SECTION 2.04.

       "SWING LINE LENDER" means Bank of America, or any successor Swing Line Lender hereunder.

       "SWING LINE LOAN" means a loan which bears interest at a rate per annum equal to interest payable on a Base Rate Loan (plus the Applicable Margin, if any) and made by Swing Line Lender to Borrower under the Swing Line.

       "SWING LINE SUBLIMIT" means an amount equal to the lesser of (a) $7,500,000 and (b) the combined Commitments.

       "SYNTHETIC LEASE OBLIGATIONS" means all monetary obligations of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or
(b) an agreement for the use or possession of property creating obligations which do not appear on the balance sheet of such Person but which, upon the insolvency or bankruptcy of such Person, would be characterized as the Indebtedness of such Person (without regard to accounting treatment).

       "TOTAL DEBT" of any Person means all (a) Indebtedness of such Person for borrowed money, (b) drawn, but unreimbursed letters of credit; (c) all Capitalized Lease Obligations of such Person, (d) Indebtedness in respect of Permitted Accounts Receivable Financing Facilities, and, without duplication,
(e) all Guaranty Obligations of such Person with respect to the foregoing.

       "TYPE" of Loan means (a) a Base Rate Loan, (b) an Offshore Rate Loan and
(c) a Swing Line Loan.

       "UNFUNDED PENSION LIABILITY" means the excess of a Plan's benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Plan's assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

       "VOTING STOCK" means securities of any class or classes, the holders of which are ordinarily, in the absence of contingencies, entitled to elect a majority of the corporate directors (or Persons performing similar functions).

       1.02   USE OF CERTAIN TERMS.

       (a) All terms defined in this Agreement shall have the defined meanings when used in any certificate or other document made or delivered pursuant hereto or thereto, unless otherwise defined therein.

       (b) As used herein, unless the context requires otherwise, the masculine, feminine and neuter genders and the singular and plural include one another.

       (c) The words "HEREIN" and "HEREUNDER" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The term "INCLUDING" is by way of example and not limitation. References herein to a Section, subsection or clause shall refer to the appropriate Section, subsection or clause in this Agreement.

       (d) The term "or" is disjunctive; the term "and" is conjunctive. The term "shall" is mandatory; the term "may" is permissive. Masculine terms also apply to females; feminine terms also apply to males.

       1.03 ACCOUNTING TERMS. All accounting terms not specifically or completely defined in this Agreement shall be construed in conformity with, and all financial data required to be submitted by this Agreement shall be prepared in conformity with, GAAP applied on a consistent basis, as in effect from time to time, applied in a manner consistent with that used in preparing the Audited Financial Statements, EXCEPT as otherwise specifically prescribed herein.

       1.04 ROUNDING. Any financial ratios required to be maintained by Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed in this Agreement and rounding the result up or down to the nearest number (with a round-up if there is no nearest number) to the number of places by which such ratio is expressed in this Agreement.

       1.05 EXHIBITS AND SCHEDULES. All exhibits and schedules to this Agreement, either as originally existing or as the same may from time to time be supplemented, modified or amended, are incorporated herein by this reference. A matter disclosed on any Schedule shall be deemed disclosed on all Schedules.

       1.06 REFERENCES TO AGREEMENTS AND LAWS. Unless otherwise expressly provided herein, (a) references to agreements (including the Loan Documents) and other contractual instruments shall include all amendments and other modifications thereto (unless prohibited by any Loan Document), and (b) references to any statute or regulation shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

                                     SECTION 2.
                                  THE COMMITMENTS.

       2.01   AMOUNTS AND TERMS OF COMMITMENTS.

       (a) Subject to the terms and conditions set forth in this Agreement, each Lender severally agrees to make, Convert and Continue Loans in Dollars until the Maturity Date as Borrower may from time to time request; PROVIDED, HOWEVER, that the Outstanding Obligations of each Lender shall not exceed such Lender's Commitment, and the aggregate principal amount of all outstanding Loans shall not at any time exceed the combined Commitments. Within the foregoing limits, and subject to the other terms and conditions hereof, Borrower may borrow, Convert, Continue, prepay and reborrow Loans as set forth herein without premium or penalty.

       (b) Loans made by each Lender shall be evidenced by one or more loan accounts or records maintained by such Lender in the ordinary course of business. Upon the request of any Lender made through Administrative Agent, such Lender's Loans may be evidenced by one or more Notes, instead of or in addition to loan accounts. Each such Lender may attach schedules to its Note(s) and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto. Such loan accounts, records or Notes shall be conclusive absent manifest error of the amount of such Loans and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower to pay any amount owing with respect to the Loans.

       2.02   BORROWINGS, CONVERSIONS AND CONTINUATIONS OF LOANS.

       (a) Borrower may irrevocably request a Borrowing, Conversion or Continuation of Loans in a Minimum Amount therefor by delivering a Request for Extension of Credit therefor by Requisite Notice to Administrative Agent not later than the Requisite Time therefor. All Borrowings, Conversions and Continuations shall constitute Base Rate Loans unless properly and timely otherwise designated as set forth in the prior sentence.

       (b) Following receipt of a Request for Extension of Credit, Administrative Agent shall promptly notify each Lender of its Pro Rata Share thereof by Requisite Notice. In the case of a Borrowing of Loans, each Lender shall make available the funds for its Loan to Administrative Agent at Administrative Agent's Office not later than the Requisite Time therefor on the Business Day specified in such Request for Extension of Credit. Upon satisfaction of the applicable conditions set forth in SECTION 4.02, all funds so received shall be made available to Borrower in like funds received.

       (c) Administrative Agent shall promptly notify Borrower and Lenders of the interest rate applicable to any Loan other than a Base Rate Loan upon determination of same.

       (d) Except as otherwise provided herein, an Offshore Rate Loan may be Continued or Converted only on the last day of the Interest Period for such Offshore Rate Loan. No Loans may be requested as, Converted into or Continued as Offshore Rate Loans during the existence of a Default or Event of Default. During the existence of a Default or Event of Default, the Requisite Lender may demand that any or all of the then outstanding Offshore Rate Loans be Converted immediately into Base Rate Loans. Such Conversion shall be effective upon notice to Borrower and shall continue so long as such Default or Event of Default continues to exist.

       (e) If a Loan is to be made on the same date that another Loan is due and payable, Borrower or Lenders, as the case may be, shall, unless Administrative Agent otherwise requests, make available to Administrative Agent the net amount of funds giving effect to both such Loans and the effect for purposes of this Agreement shall be the same as if separate transfers of funds had been made with respect to each such Loan.

       (f) The failure of any Lender to make any Loan on any date shall not relieve any other Lender of any obligation to make a Loan on such date, but no Lender shall be responsible for the failure of any other Lender to so make its Loan.

       2.03   LETTERS OF CREDIT.

       (a) THE LETTER OF CREDIT SUBLIMIT. Subject to the terms and conditions hereof, at any time and from time to time from the Closing Date through the Letter of Credit Expiration

Date, Issuing Lender shall take such Letter of Credit Actions under the Commitments as Borrower may request; PROVIDED, HOWEVER, that (i) the Outstanding Obligations of each Lender shall not exceed such Lender's Commitment and the Outstanding Obligations of all Lenders shall not exceed the combined Commitments at any time, and (ii) the aggregate outstanding Letter of Credit Usage with respect to Financial Letters of Credit shall not exceed the Financial Letter of Credit Sublimit at any time. Subject to subsection (f) below, no Letter of Credit may expire more than 12 months after the date of its issuance or last renewal; PROVIDED, HOWEVER, that no Letter of Credit shall expire after the Letter of Credit Expiration Date. If any Letter of Credit Usage remains outstanding after the Letter of Credit Expiration Date, Borrower shall, not later than the Letter of Credit Expiration Date, deposit cash in an amount equal to such Letter of Credit Usage in a Letter of Credit Cash Collateral Account.

       (b) REQUESTING LETTER OF CREDIT ACTIONS. Borrower may irrevocably request a Letter of Credit Action in a Minimum Amount therefor by delivering a Letter of Credit Application therefor to Issuing Lender, with a copy to Administrative Agent (who shall notify Lenders), by Requisite Notice not later than the Requisite Time therefor. Each Letter of Credit Action shall be in a form acceptable to Issuing Lender in its sole discretion. Unless Administrative Agent notifies Issuing Lender that such Letter of Credit Action is not permitted hereunder, or Issuing Lender notifies Administrative Agent that it has determined that such Letter of Credit Action is contrary to any Laws or policies of Issuing Lender, Issuing Lender shall, upon satisfaction of the applicable conditions set forth in SECTION 4.02 with respect to any Letter of Credit Action constituting an Extension of Credit, effect such Letter of Credit Action. This Agreement shall control in the event of any conflict with any Letter of Credit Application. Upon the issuance of a Letter of Credit, each Lender shall be deemed to have purchased from Issuing Lender a risk participation therein in an amount equal to that Lender's Pro Rata Share TIMES the amount of such Letter of Credit Usage.

       (c) REIMBURSEMENT OF PAYMENTS UNDER LETTERS OF CREDIT. Borrower shall reimburse Issuing Lender through Administrative Agent for any payment that Issuing Lender makes under a Letter of Credit on or before the date of such payment; PROVIDED, HOWEVER, that if the conditions precedent set forth in
SECTION 4 can be satisfied, Borrower may request a Borrowing of Loans to reimburse Issuing Lender for such payment on or before the date thereof by complying with SECTION 2.02, or Borrower may allow a deemed Borrowing of Loans which are Base Rate Loans to take place on such payment date pursuant to subsection (e) below.

       (d) FUNDING BY LENDERS WHEN ISSUING LENDER NOT REIMBURSED. Upon any drawing under a Letter of Credit, Issuing Lender shall notify Administrative Agent and Borrower. If Borrower fails to timely make the payment required pursuant to subsection (c) above, Issuing Lender shall notify Administrative Agent of such fact and the amount of such unreimbursed payment. Administrative Agent shall promptly notify each Lender of its Pro Rata Share of such amount by Requisite Notice. Each Lender shall make funds in an amount equal its Pro Rata Share of such unreimbursed payment available to Administrative Agent at Administrative Agent's Office not later than the Requisite Time on the Business Day specified by Administrative Agent, and Administrative Agent shall remit the funds so received to reimburse Issuing Lender. The obligation of each Lender to so reimburse Issuing Lender shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Any such reimbursement shall not relieve or otherwise impair the obligation of Borrower to reimburse Issuing Lender for the amount of any payment made by Issuing Lender under any Letter of Credit, together with interest as provided herein.

       (e) NATURE OF LENDERS' FUNDING. If the conditions precedent set forth in SECTION 4.02 can be satisfied (except for the giving of a Request for Extension of Credit) on any date Borrower is obligated to, but fails to, reimburse Issuing Lender for a drawing under a Letter of Credit, the funding by Lenders pursuant to the previous subsection shall be deemed to be a Borrowing of Base Rate Loans (without regard to the Minimum Amount therefor) deemed requested by Borrower. If the conditions precedent set forth in
SECTION 4.02 cannot be satisfied on the date Borrower is obligated to, but fails to, reimburse Issuing Lender for a drawing under a Letter of Credit, the funding by Lenders pursuant to the previous subsection shall be deemed to be a funding by each Lender of its risk participation in such Letter of Credit, and each Lender making such funding shall thereupon acquire a pro rata participation, to the extent of its reimbursement, in the claim of Issuing Lender against Borrower in respect of such payment and shall share, in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim. Any amounts made available by a Lender under its risk participation shall be payable by Borrower upon demand of Administrative Agent, and shall bear interest at a rate per annum equal to the Default Rate.

       (f) SPECIAL PROVISIONS RELATING TO EVERGREEN LETTERS OF CREDIT. Borrower may request Letters of Credit that have automatic extension or renewal provisions ("evergreen" Letters of Credit) so long as Issuing Lender consents in its sole and absolute discretion thereto and has the right to not permit any such extension or renewal at least annually within a notice period to be agreed upon at the time each such Letter of Credit is issued. Once an evergreen Letter of Credit is issued, unless Administrative Agent has notified Issuing Lender that Requisite Lenders have elected not to permit such extension or renewal, the Borrower Parties, Administrative Agent and Lenders shall be deemed to have authorized (but may not require) Issuing Lender to, in its sole and absolute discretion, permit the renewal of such evergreen Letter of Credit at any time to a date not later than the Letter of Credit Expiration Date, and, unless directed by Issuing Lender, Borrower shall not be required to request such extension or renewal. Issuing Lender may, in its sole and absolute discretion elect not to permit an evergreen Letter of Credit to be extended or renewed at any time.

       (G) OBLIGATIONS ABSOLUTE. The obligation of Borrower to pay to Issuing Lender the amount of any payment made by Issuing Lender under any Letter of Credit shall be absolute, unconditional, and irrevocable. Without limiting the foregoing or limiting Borrower's rights to pursue such rights and remedies as it may have against Issuing Lender, Administrative Agent or any Lender or beneficiaries of a Letter of Credit, Borrower's obligation shall not be affected by any of the following circumstances:

              (i) any lack of validity or enforceability of the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

              (ii) any amendment or waiver of or any consent to departure from the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto;

              (iii) the existence of any claim, setoff, defense, or other rights which Borrower may have at any time against Issuing Lender, Administrative Agent or any Lender, any beneficiary of the Letter of Credit (or any persons or entities for whom any such beneficiary may be acting) or any other Person, whether in connection with the Letter of Credit, this Agreement, or any other agreement or instrument relating thereto, or any unrelated transactions;

              (iv) any demand, statement, or any other document presented under the Letter of Credit proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect whatsoever so long as any such document appeared to comply with the terms of the Letter of Credit;

              (v) payment by Issuing Lender in good faith under the Letter of Credit against presentation of a draft or any accompanying document which does not strictly comply with the terms of the Letter of Credit; or any payment made by Issuing Lender under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any proceeding under any Debtor Relief Laws;

              (vi) the existence, character, quality, quantity, condition, packing, value or delivery of any property purported to be represented by documents presented in connection with any Letter of Credit or for any difference between any such property and the character, quality, quantity, condition, or value of such property as described in such documents;

              (vii) the time, place, manner, order or contents of shipments or deliveries of property as described in documents presented in connection with any Letter of Credit or the existence, nature and extent of any insurance relative thereto;

              (viii) the solvency or financial responsibility of any party issuing any documents in connection with a Letter of Credit;

              (ix) any failure or delay in notice of shipments or arrival of any property;

              (x) any error in the transmission of any message relating to a Letter of Credit not caused by Issuing Lender, or any delay or interruption in any such message;

              (xi) any error, neglect or default of any correspondent of Issuing Lender in connection with a Letter of Credit;

              (xii) any consequence arising from acts of God, wars, insurrections, civil unrest, disturbances, labor disputes, emergency conditions or other causes beyond the control of Issuing Lender;

              (xiii) so long as Issuing Lender in good faith determines that the document appears to comply with the terms of the Letter of Credit, the form, accuracy, genuineness or legal effect of any contract or document referred to in any document submitted to Issuing Lender in connection with a Letter of Credit; and


               (xiv) where Issuing Lender has acted in good faith under any other circumstances whatsoever.

       In addition, Borrower will promptly examine a copy of each Letter of Credit and amendments thereto delivered to it and, in the event of any claim of noncompliance with Borrower's instructions or other irregularity, Borrower will immediately notify Issuing Lender in writing. Borrower shall be conclusively deemed to have waived any such claim against Issuing Lender and its correspondents unless such notice is given as aforesaid.

       (h) ROLE OF ISSUING LENDER. Each Lender and Borrower Parties agree that, in paying any drawing under a Letter of Credit, Issuing Lender shall not have any responsibility to obtain any document (other than any sight draft, certificates and documents expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document. No Administrative Agent-Related Person nor any of the respective correspondents, participants or assignees of Issuing Lender shall be liable to any Lender for any action taken or omitted in connection herewith at the request or with the approval of Lenders or the Requisite Lenders, as applicable; any action taken or omitted in the absence of gross negligence or willful misconduct; or the due execution, effectiveness, validity or enforceability of any document or instrument related to any Letter of Credit. Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; PROVIDED, HOWEVER, that this assumption is not intended to, and shall not, preclude Borrower's pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Administrative Agent-Related Person, nor any of the respective correspondents, participants or assignees of Issuing Lender, shall be liable or responsible for any of the matters described in subsection (g) above. In furtherance and not in limitation of the foregoing, Issuing Lender may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary, and Issuing Lender shall not be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason.

       (i) APPLICABILITY OF ISP98 AND UCP. Unless otherwise expressly agreed by the Issuing Lender and Borrower when a Letter of Credit is issued, performance under Letters of Credit by the Issuing Lender, its correspondents, and beneficiaries will be governed by (i) with respect to standby Letters of Credit, the rules of the "International Standby Practices 1998" (ISP98) or such later revision as may be published by the International Chamber of Commerce (the "ICC"), and (ii) with respect to commercial Letters of Credit, the rules of the Uniform Customs and Practice for Documentary Credits, as published in its most recent version by the ICC on the date any commercial Letter of Credit is issued.

       (j) LETTER OF CREDIT FEES. On each Applicable Payment Date, Borrower shall pay to Administrative Agent in arrears, for the account of each Lender in accordance with its Pro Rata Share, a Letter of Credit fee equal to the indicated Applicable Margin for the type of Letters of

Credit in each case such fee to be MULTIPLIED BY the actual daily maximum amount available to be drawn under each such Letter of Credit since the later of the Closing Date and the previous Applicable Payment Date. If there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period during such quarter that such Applicable Margin was in effect. In addition, Borrower shall pay directly to Issuing Lender for its account a fronting fee in an amount (i) with respect to Performance Letters of Credit and Financial Letters of Credit, equal to 1/8 of 1% per annum on the daily average face amount thereof, payable quarterly in arrears on each Applicable Payment Date, and (ii) with respect to Commercial Letters of Credit, equal to the greater of (A) $400 and (B) 1/8 of 1% of the face amount thereof, payable upon the issuance thereof.

       (k) DOCUMENTARY AND PROCESSING CHARGES PAYABLE TO ISSUING LENDER. Borrower shall pay directly to Issuing Lender for its sole account its customary documentary and processing charges in accordance with its standard schedule, as from time to time in effect, for any Letter of Credit Action or other occurrence relating to a Letter of Credit for which such charges are customarily made.
Such fees and charges are nonrefundable.

       2.04   THE SWING LINE.

       (a) Subject to the terms and conditions set forth in this Agreement, Swing Line Lender agrees to make Swing Line Loans to Borrower until the Maturity Date in such amounts as Borrower may from time to time request; PROVIDED, HOWEVER, that (i) the aggregate principal amount of all Swing Line Loans shall not exceed the Swing Line Sublimit, and (ii) the Outstanding Obligations of each Lender shall not exceed such Lender's Commitment and the Outstanding Obligations of all Lenders shall not exceed the combined Commitments at any time. This is a revolving credit and, subject to the foregoing and the other terms and conditions hereof, Borrower may borrow, prepay and reborrow Swing Line Loans as set forth herein without premium or penalty; PROVIDED, HOWEVER, that Swing Line Lender may terminate or suspend the Swing Line at any time in its sole discretion upon at least 24 hours Requisite Notice to Borrower. Each Swing Line Loan shall be a Base Rate Loan.

       (b) Unless notified to the contrary by Swing Line Lender, Borrower may irrevocably request a Swing Line Loan in the Minimum Amount therefor upon Requisite Notice to Swing Line Lender not later than the Requisite Time therefor. Each such request for a Swing Line Loan shall constitute a representation and warranty by Borrower that the conditions set forth in SECTIONS 4.02(A) and (B) are satisfied. Promptly after receipt of such request, Swing Line Lender shall obtain telephonic verification from Administrative Agent that such Swing Line Loan is permitted hereunder. Upon receiving such verification, Swing Line Lender shall make such Swing Line Loan available to Borrower. Without the consent of Requisite Lenders and Swing Line Lender, no Swing Line Loan shall be made during the continuation of a Default or Event of Default. Upon the making of each Swing Line Loan, each Lender shall be deemed to have purchased from Swing Line Lender a risk participation therein in an amount equal to that Lender's Pro Rata Share TIMES the amount of the Swing Line Loan.

       (c) Each Swing Line Loan shall bear interest at a fluctuating rate per annum equal to the rate of interest payable on Base Rate Loans (plus the Applicable Margin, if any) upon demand of Swing Line Lender and on the Maturity Date. Swing Line Lender shall be responsible for invoicing Borrower (or notifying Administrative Agent to so invoice Borrower) for such interest. The interest payable on Swing Line
Loans is solely for the account of Swing Line Lender.

       (d) Borrower shall repay each Swing Line Loan not later than the Requisite Time for payments hereunder on the earliest of (i) the fifth Business Day after it is made, (ii) upon demand made by Swing Line Lender and (iii) the Maturity Date. If the conditions precedent set forth in SECTION 4.02 can be satisfied, Borrower may request a Borrowing of Loans to repay Swing Line Lender pursuant to SECTION 2.02 or, failing to make such request, Borrower shall be deemed to have requested a Borrowing of Base Rate Loans (without regard to the Minimum Amount therefor) on such payment date in a principal amount equal to such payment. Swing Line Lender shall promptly notify Administrative Agent of each Swing Line Loan and each payment thereof.

       (e) If Swing Line Lender does not timely receive (by payment, a Borrowing or a deemed Borrowing) any payment of principal of or interest on any Swing Line Loan, Swing Line Lender shall notify Administrative Agent of such fact and the unpaid amount. Administrative Agent shall promptly notify each Lender of its Pro Rata Share of such amount by Requisite Notice. Each Lender shall make funds in an amount equal its Pro Rata Share of such amount available to Administrative Agent at Administrative Agent's Office not later than the Requisite Time for payments hereunder on the following Business Day. The obligation of each Lender to make such payment shall be absolute and unconditional and shall not be affected by the occurrence of an Event of Default or any other occurrence or event. Each Lender's payment shall be deemed to be a funding of such Lender's participation in such Swing Line Loan, and each Lender making such funding shall thereupon acquire a pro rata participation, to the extent of its payment, in the claim of Swing Line Lender against Borrower in respect of such payment and shall share, in accordance with that pro rata participation, in any payment made by Borrower with respect to such claim. Any amounts made available by a Lender under its risk participation shall not relieve or otherwise impair the obligation of Borrower to repay Swing Line Lender for any amount of Swing Line Loans, together with interest as provided herein, and such amounts made available shall be payable by Borrower upon demand of Administrative Agent, and shall bear interest at a rate per annum equal to the Default Rate.

       2.05   PREPAYMENTS.

       (a) Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time voluntarily prepay Loans in part in the Minimum Amount therefor or in full without premium or penalty. Administrative Agent will promptly notify each Lender thereof and of such Lender's Pro Rata Share of such prepayment. Any prepayment of an Offshore Rate Loan shall be accompanied by all accrued interest thereon, together with the costs set forth in SECTION 3.05.

       (b) If for any reason the Outstanding Obligations exceed the combined Commitments as in effect or as reduced or because of any limitation set forth in this Agreement or otherwise, Borrower shall immediately prepay Loans and/or deposit cash in a Letter of Credit Cash Collateral Account in an aggregate amount equal to such excess.

       2.06   REDUCTION OR TERMINATION OF COMMITMENTS.

       (a) Upon Requisite Notice to Administrative Agent not later than the Requisite Time therefor, Borrower may at any time and from time to time, without premium or penalty, permanently and irrevocably reduce the Commitments in a Minimum Amount therefor to an amount not less than the Outstanding Obligations at such time or terminate the Commitments. Any such reduction or termination shall be accompanied by payment of all accrued and unpaid commitment fees with respect to the portion of the Commitments being reduced or terminated. Administrative Agent shall promptly notify Lenders of any such request for reduction or termination of the Commitments. Each Lender's Commitment shall be reduced by an amount equal to such Lender's Pro Rata Share TIMES the amount of such reduction.

       2.07   PRINCIPAL AND INTEREST.

       (a) If not sooner paid, Borrower agrees to pay the outstanding principal amount of each Loan on the Maturity Date.

       (b) Subject to subsection (c) below, Borrower shall pay interest on the unpaid principal amount of each Loan (before and after default, before and after maturity, before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Laws) from the date borrowed until paid in full (whether by acceleration or otherwise) on each Applicable Payment Date at a rate per annum equal to the interest rate determined in accordance with the definition of such type of Loan, PLUS, to the extent applicable in each case, the Applicable Margin.

       (c) If any amount payable by any Borrower Party under any Loan Document is not paid when due (without regard to any applicable grace periods), it shall thereafter bear interest (after as well as before entry of judgment thereon to the extent permitted by law) at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be payable upon demand.

       2.08   FEES.

       (a) COMMITMENT FEE. Borrower shall pay to Administrative Agent, for the ratable accounts of Lenders pro rata according to their Pro Rata Share, a commitment fee equal to the Applicable Margin TIMES the actual daily amount by which the combined Commitments exceed the sum of all Outstanding Obligations (excluding Swing Line Loans). The commitment fee shall accrue at all times from the Closing Date until the Maturity Date and shall be payable quarterly in arrears on each Applicable Payment Date and on the Maturity Date. The commitment fee shall be calculated quarterly in arrears; if there is any change in the Applicable Margin during any quarter, the actual daily amount shall be computed and multiplied by the Applicable Margin separately for each period that such Applicable Margin was in effect during such quarter. The commitment fee shall accrue at all times, including at any time during which one or more conditions in SECTION 4 are not met.

       (b) AGENCY FEES. Borrower shall pay to Administrative Agent an agency fee in such amounts and at such times as set forth in separate letter agreement between Borrower and Administrative Agent. The agency fee is for the services to be performed by Administrative

Agent in acting as Administrative Agent and is fully earned on the date paid. The agency fee paid to Administrative Agent is solely for its own account and is nonrefundable.

       (c) ARRANGEMENT FEE. On the Closing Date, Borrower shall pay to the Arranger an arrangement fee in the amount set forth in separate a separate letter agreement between Borrower and the Arranger. Such arrangement fee is for the services of the Arranger in arranging the credit facilities under this Agreement and is fully earned on the date paid. The arrangement fee paid to the Arranger is solely for its own account and is nonrefundable.

       (d) PARTICIPATION FEE. On the Closing Date, Borrower shall pay to each Lender an upfront participation fee in the amount set forth in separate letter agreement between Borrower and Administrative Agent. Such upfront fee is fully earned on the date paid. The participation fee paid to each Lender is solely for its own account and is nonrefundable.

       2.09 COMPUTATION OF FEES AND INTEREST. All computations of interest payable in respect of Base Rate Loans shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest payable in respect of Offshore Rate Loans and all fees shall be made on the basis of a 360 day year and actual days elapsed, which results in more interest being paid than if computed on the basis of a 365-day year. Interest and fees shall accrue during each period during which interest or such fees are computed from, and including, the first day thereof to, but excluding, the last day thereof.

       2.10   MAKING PAYMENTS.

       (a) Except as otherwise provided herein, all payments by Borrower or any Lender hereunder shall be made to Administrative Agent at Administrative Agent's Office not later than the Requisite Time for such type of payment. All payments received after such Requisite Time shall be deemed received on the next succeeding Business Day. Except as otherwise provided herein, all payments shall be made in immediately available funds in lawful money of the United States of America. All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff.

       (b) Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with the prior subsection available in like funds received as follows: (i) if payable to Borrower, by crediting the Designated Deposit Account, and (ii) if payable to any Lender, by wire transfer to such Lender at its Lending Office. If such conditions are not so satisfied, Administrative Agent shall return any funds it is holding to the Lenders making such funds available, without interest.

       (c) Subject to the definition of "Interest Period," if any payment to be made by any Borrower Party shall come due on a day other than a Business Day, payment shall instead be considered due on the next succeeding Business Day, and such extension of time shall be reflected in computing interest and fees.

       (d) Unless Borrower or any Lender has notified Administrative Agent prior to the date any payment to be made by it is due, that it does not intend to remit such payment, Administrative Agent may, in its sole and absolute discretion, assume that Borrower or Lender, as the case may be, has timely remitted such payment and may, in its sole and absolute discretion and in reliance thereon, make available such payment to the Person entitled thereto. If such payment was not in fact remitted to Administrative Agent in immediately available funds, then:

              (i) if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the amount of such assumed payment made available to such Lender, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent at the Federal Funds Rate; and

              (ii) if any Lender failed to make such payment, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent's demand therefor, Administrative Agent promptly shall notify Borrower, and Borrower shall pay such corresponding amount to Administrative Agent. Administrative Agent also shall be entitled to recover from such Lender interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Borrower to the date such corresponding amount is recovered by Administrative Agent, (A) from such Lender at a rate per annum equal to the daily Federal Funds Rate. and (B) from Borrower, at a rate per annum equal to the interest rate applicable to such Borrowing. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Commitment or to prejudice any rights which Administrative Agent or Borrower may have against any Lender as a result of any default by such Lender hereunder.

       (e) If Administrative Agent or any Lender is required at any time to return to Borrower, or to a trustee, receiver, liquidator, custodian, or any official under any proceeding under Debtor Relief Laws, any portion of a payments made by Borrower, each Lender shall, on demand of Administrative Agent, return its share of the amount to be returned, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the daily Federal Funds Rate.

       2.11 FUNDING SOURCES. Nothing in this Agreement shall be deemed to obligate any Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

       2.12   INCREASE IN COMMITMENTS.

       (a) Borrower may from time to time (but no more often than once in every 12 months) request an increase in the combined Commitments up to an aggregate of $100,000,000 upon Requisite Notice to Administrative Agent. Such request shall include a certificate signed by a Responsible Officer stating that
(i) the representations and warranties contained in SECTION 5 are true and correct on and as of the date of such certificate, and (ii) no Default or Event of Default exists. Administrative Agent shall promptly notify each Lender of such request. Each Lender shall, within 15 Business days of such notice, notify Administrative

Agent by Requisite Notice whether (x) it agrees to increase its Commitment by an amount less than or equal to its Pro Rata Share of such requested increase, or (y) it does not agree to any increase in its Commitment. Any Lender not responding within the above time period shall be deemed to have elected not to increase its Commitment. Administrative Agent shall, after receiving the notifications from all of Lenders or the expiration of such period, whichever is earlier, notify Borrower and Lenders of the results thereof.

       (b) If any Lender declines, or is deemed to have declined, to participate in any such increase to the full extent of its Pro Rata Share thereof (a "DECLINING LENDER"), Borrower may request, through Administrative Agent, that one or more other Lenders, in their sole discretion, provide Commitment(s) equal to such shortfall, If any shortfall remains after all existing Lenders have declined or been deemed to have declined, Borrower may then request, through Administrative Agent, that one or more Eligible Assignees, in their sole discretion, provide Commitment(s) equal to the remaining shortfall; PROVIDED, HOWEVER, that the Commitment of any Eligible Assignee shall not be less than any existing Lender's Commitment before giving effect to any increase in the Commitments contemplated hereby. No existing Lender's Commitment may be reduced without its consent to facilitate the prior proviso. Administrative Agent and Borrower shall thereafter determine the final, revised Commitment allocations and determine an effective date therefor (the "INCREASE EFFECTIVE DATE"). Administrative Agent shall promptly notify Lenders of such revised Commitment allocations and the Increase Effective Date. This section shall supercede any provisions in SECTION 10.02 to the contrary.

       (c) On or prior to the Increase Effective Date, Borrower shall deliver to Administrative Agent, in form and substance satisfactory to Administrative Agent (with sufficient copies for each Lender): (i) corporate resolutions and incumbency certificates of Borrower and any Guarantor dated as of the Increase Effective Date approving such increase; (ii) new or amended Notes, if requested by any new or affected Lender, evidencing such new or revised Commitments; (iii) with respect to any Eligible Assignees becoming Lenders, one or more Assignments and Acceptances. Administrative Agent shall distribute an amended SCHEDULE 2.01 (which shall thereafter be incorporated into this Agreement), to reflect any new or increased Commitments and each Lender's Pro Rata Share thereof. In order to make all Lender's interests in any outstanding Loans ratable in accordance with any revised Pro Rata Shares after giving effect to any increase in the Commitments, Borrower shall pay or prepay, if necessary, on the Increase Effective Date, all outstanding Loans and pay, to the extent applicable, any amounts due under SECTION 3.05. Borrower may then borrow Loans from Lenders in accordance with their revised Pro Rata Shares.

       2.13 MASTER SUBSIDIARY GUARANTY. The Obligations shall be guarantied under the Master Subsidiary Guaranty.

                                     SECTION 3.
                       TAXES, YIELD PROTECTION AND ILLEGALITY

       3.01   TAXES.

       (a) Any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholding or similar charges, and all liabilities with respect thereto, EXCLUDING, in the case of Administrative Agent and any Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, charges, and liabilities being hereinafter referred to as "TAXES"). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section), Administrative Agent and such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within 30 days after the date of such payment, Borrower shall furnish to Administrative Agent (who shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

       (b) In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as "OTHER TAXES").

       (c) If Borrower shall be required by the Laws of any jurisdiction outside the United States to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, Borrower shall also pay to such Lender or Administrative Agent (for the account of such Lender), at the time interest is paid, such additional amount that that respective Lender specifies as necessary to preserve the after-tax yield (after factoring in United States (federal and state) taxes imposed on or measured by net income) the Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section) had not been made.

       (d) Borrower agrees to indemnify Administrative Agent and each Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by Administrative Agent and such Lender and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto.

       3.02 ILLEGALITY. If any Lender determines that any Laws adopted on or after the date hereof have made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender or its applicable Lending Office to make, maintain or fund Offshore Rate Loans, or materially restricts the authority of such Lender to purchase or sell, or to take deposits of, Dollars in the applicable offshore interbank market, or to determine or charge interest rates based upon the Offshore Rate, then, on notice thereof by Lender to Borrower through Administrative Agent, any obligation of that Lender to make Offshore Rate Loans shall be suspended until Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, Borrower shall, upon demand from such Lender (with a copy to Administrative Agent), prepay or Convert all Offshore Rate Loans of that Lender, either on the last day of the Interest Period thereof, if Lender may lawfully continue to maintain such Offshore Rate Loans to such day, or immediately, if Lender may not lawfully continue to maintain such Offshore Rate Loans. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of such Lender, otherwise be materially disadvantageous to such Lender.

       3.03 INABILITY TO DETERMINE RATES. If, in connection with any Extension of Credit involving any Offshore Rate Loan, Administrative Agent determines that (a) deposits in Dollars are not being offered to banks in the applicable offshore dollar market for the Applicable Margin and Interest Period of the requested Offshore Rate Loan, (b) adequate and reasonable means do not exist for determining the underlying interest rate for such Offshore Rate Loan, or (c) such underlying interest rate does not adequately and fairly reflect the cost to Lender of funding such Offshore Rate Loan, Administrative Agent will promptly notify Borrower and all Lenders. Thereafter, the obligation of all Lenders to make or maintain such Offshore Rate Loan shall be suspended until Administrative Agent revokes such notice. Upon receipt of such notice, Borrower may revoke any pending request for a Borrowing of Offshore Rate Loans or, failing that, be deemed to have converted such request into a request for a Borrowing of Base Rate Loans in the amount specified therein.

       3.04   INCREASED COST AND REDUCED RETURN; CAPITAL ADEQUACY.

       (a) If any Lender determines that any Laws adopted on or after the date hereof:

              (i) subject such Lender to any Tax, duty, or other charge with respect to any Offshore Rate Loans or its obligation to make Offshore Rate Loans, or change the basis on which taxes are imposed on any amounts payable to such Lender under this Agreement in respect of any Offshore Rate Loans;

              (ii) shall impose or modify any reserve, special deposit, or similar requirement (other than the reserve requirement utilized in the determination of the Offshore Rate) relating to any extensions of credit or other assets of, or any deposits with or other liabilities or commitments of, such Lender (including its Commitment); or

              (iii) shall impose on such Lender or on the offshore Dollar interbank market any other condition affecting this Agreement or any of such extensions of credit or liabilities or commitments;

and the result of any of the foregoing is to increase the cost to such Lender of making, Converting into, Continuing, or maintaining any Offshore Rate Loans or to reduce any sum received or receivable by such Lender under this Agreement with respect to any Offshore Rate Loans, then from time to time upon demand of Lender (with a copy of such demand to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such increased cost or reduction. Each Lender requesting compensation shall deliver a certificate setting forth the amount and calculation thereof in reasonable detail, which amount shall be presumptive evidence of the amount owing.

       (b) If any Lender determines that any change in or the interpretation of any Laws adopted on or after the date hereof have the effect of reducing the rate of return on the capital of such Lender or compliance by such Lender (or its Lending Office) or any corporation controlling such Lender as a consequence of such Lender's obligations hereunder (taking into consideration its policies with respect to capital adequacy and such Lender's desired return on capital), then from time to time upon demand of such Lender (with a copy to Administrative Agent), Borrower shall pay to such Lender such additional amounts as will compensate such Lender for such reduction. Each Lender requesting compensation shall deliver a certificate setting forth the amount and calculation thereof in reasonable detail, which amount shall be presumptive evidence of the amount owing.

       3.05 BREAKFUNDING COSTS. Upon demand of any Lender (with a copy to Administrative Agent) from time to time, Borrower shall promptly compensate such Lender for and hold such Lender harmless from any loss, cost or expense incurred by it as a result of:

       (a) any Continuation, Conversion, payment or prepayment of any Offshore Rate Loan on a day other than the last day of the Interest Period for such Loan (whether voluntary, mandatory, automatic, by reason of acceleration, or otherwise); or

       (b) any failure by Borrower (for a reason other than the failure of such Lender to make a Loan) to prepay, borrow, Continue or Convert any Offshore Rate Loan on the date or in the amount notified by Borrower;

including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Loan or from fees payable to terminate the deposits from which such funds were obtained. Borrower shall also pay any customary administrative fees charged by such Lender in connection with the foregoing.

       3.06   MATTERS APPLICABLE TO ALL REQUESTS FOR COMPENSATION.

       A certificate of Administrative Agent claiming compensation under this
SECTION 3 and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of clearly demonstrable error. In determining such amount, Administrative Agent may use any reasonable averaging and attribution methods. For purposes of this SECTION 3, a Lender shall be deemed to have funded each Offshore Rate Loan at the Offshore Base Rate used in determining the Offshore Rate for such Loan by a matching deposit or other borrowing in the offshore Dollar interbank market, whether or not such Offshore Rate Loan was in fact so funded.

       3.07 SURVIVAL. All of Borrower's obligations under this SECTION 3 shall survive termination of the Commitments and payment in full of all Obligations.

                                     SECTION 4.
                     CONDITIONS TO EFFECTIVENESS OF AGREEMENT
                             AND EXTENSIONS OF CREDIT.

       4.01 CONDITIONS OF INITIAL LOANS. The obligation of each Lender to make its initial Extension of Credit hereunder is subject to the condition that Administrative Agent shall have received on or before the Closing Date all of the following, in form and substance satisfactory to Administrative Agent and its counsel and in sufficient copies for each Lender and the Issuing Lender:

       (a) CREDIT AGREEMENT. This Agreement executed by Borrower, Administrative Agent and each of Lenders.

       (b) MASTER SUBSIDIARY GUARANTY. The Master Subsidiary Guaranty executed by each Person required to be a Subsidiary Guarantor;

       (c)    RESOLUTIONS; INCUMBENCY.

              (i) Copies of the resolutions of the board of directors or the executive committee of the board of directors of each Borrower Party approving and authorizing the execution, delivery and performance by such Borrower Party of the Loan Documents to which it is a party, certified as of the Closing Date by the Secretary or an Assistant Secretary of such Borrower Party; and

              (ii) A certificate of the Secretary or Assistant Secretary of each Borrower Party, certifying the names and true signatures of the officers of each Borrower Party authorized to execute and deliver the Loan Documents to which it is a party.

       (d) ARTICLES OF INCORPORATION; BY-LAWS AND GOOD STANDING. Each of the following documents:

              (i) the articles or certificate of incorporation of each Borrower Party as in effect on the Closing Date, certified by the Secretary of State of the State of incorporation of each Borrower Party as of a recent date and by the Secretary or Assistant Secretary of each Borrower Party as of the Closing Date and the bylaws of each Borrower Party as in effect on the Closing Date, certified by the Secretary or Assistant Secretary of each Borrower Party as of the Closing Date; and

              (ii) a good standing certificate for Borrower from the Secretary of State of its state of incorporation and the State of California as of a recent date, together with bring-down certificate by telex or telecopy, dated as of a recent date.

       (e) SENIOR NOTES. Evidence that Borrower has issued, or concurrently herewith is issuing, not less than $50,000,000 in aggregate principal amount of senior unsecured notes pursuant to that certain Note Purchase Agreement dated as of December 1, 1999.

       (f) INTERCREDITOR AGREEMENT. The Intercreditor Agreement executed by each of the parties thereto.

       (g) LEGAL OPINIONS. An opinion of Gibson, Dunn & Crutcher, counsel to the Borrower Parties, and addressed to Administrative Agent and Lenders in form and substance satisfactory to Administrative Agent and Lenders.

       (h) PAYMENT OF FEES. Borrower shall have paid all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with reasonable attorney fees, costs and expenses (including the allocated cost of Administrative Agent's inhouse counsel and staff) to the extent invoiced prior to or on the Closing Date, together with such additional amounts of such fees, costs and expenses as shall constitute Administrative Agent's reasonable estimate of such reasonable fees, costs and expenses incurred or to be incurred through the closing proceedings, provided that such estimate shall not thereafter preclude final settling of accounts between Borrower and Administrative Agent; including any such costs, fees and expenses arising under or referenced in SECTION 2.08;

       (i) CERTIFICATE. A certificate signed by a Responsible Officer, dated as of the Closing Date, stating that: (i) the representations and warranties contained in SECTION 5 are true and correct on and as of such date, as though made on and as of such date; (ii) no Default or Event of Default exists on the Closing Date; and (iii) since December 31, 1998, there has been no change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect.

       (j) TERMINATION OF EXISTING SYNDICATED AGREEMENT. The Existing Syndicated Agreement shall have been, or concurrently herewith is being, terminated, and all amounts due and owing thereunder shall have been, or concurrently herewith are being, paid in full.

       (k) YEAR 2000 COMPLIANCE. Receipt and review, with results satisfactory to Administrative Agent and Lenders, of information confirming that
(a) Borrower and its Subsidiaries are taking all necessary and appropriate steps to ascertain the extent of, and to quantify and successfully address, business and financial risks facing Borrower and its subsidiaries as a result of what is commonly referred to as the "Year 2000 problem" (as defined in SECTION 5.22), including risks resulting from the failure of key vendors and customers of Borrower and its Subsidiaries to successfully address the Year 2000 problem, and
(b) Borrower's and its Subsidiaries' material computer applications and those of its key vendors and customers will, on a timely basis, adequately address the Year 2000 problem in all material respects.

       (l) OTHER DOCUMENTS. Such other approvals, opinions or documents as Administrative Agent or any Lender may reasonably request.

       4.02 CONDITIONS TO ALL EXTENSIONS OF CREDIT. In addition to any applicable conditions precedent set forth elsewhere in this Section, the obligation of each Lender to honor any Request for Extension of Credit is subject to the following conditions precedent:

       (a)    the representations and warranties of Borrower contained in
SECTION 5, or which are contained in any certificate, document or financial or other statement furnished at any time under or in connection herewith or therewith, shall be correct on and as of the date of such Extension of Credit, except to the extent that such representations and warranties specifically refer to any earlier date.

       (b) No Default or Event of Default exists, or would result from such proposed Extension of Credit.

       (c) Administrative Agent shall have timely received a Request for Extension of Credit by Requisite Notice by the Requisite Time therefor.

       (d) Administrative Agent shall have received, in form and substance satisfactory to it, such other assurances, certificates, documents or consents related to the foregoing as Administrative Agent or Requisite Lenders reasonably may require.

       Each request for an Extension of Credit by Borrower shall be deemed to be a representation and warranty that the conditions specified in SECTIONS 4.02(A) and 4.02(B) have been satisfied and on and as of the date of such Extension of Credit.

       4.03   CONDITIONS FOR A SUBSIDIARY BECOMING A SUBSIDIARY GUARANTOR.
As a condition precedent to a Domestic Subsidiary becoming a Subsidiary Guarantor under the Master Subsidiary Guaranty, Administrative Agent shall have received the following with respect to such Subsidiary, in form and substance satisfactory to Administrative Agent:

       (a) The items referred to in SECTION 4.01(C) and, to the extent not previously delivered, the items referred in SECTION 4.01(D).

       (b) The opinion of the general counsel or assistant general counsel of Borrower (or such other counsel designated by Borrower and acceptable to Administrative Agent) as to (i) such Subsidiary's obligations under the Subsidiary Guaranty being the legal, valid, binding and enforceable obligation of such Subsidiary and (ii) the execution, delivery and performance of Subsidiary Guaranty by such Subsidiary (A) being authorized by all necessary corporate, company or partnership action, as applicable, (B) not violating any law, decree, judgment or contractual obligation to which such Subsidiary is a party or by which it or its assets are bound, and (C) not requiring any government approvals, consents, registrations or filings.

       (c) Exhibit A to the Master Subsidiary Guaranty duly executed by such Domestic Subsidiary, whereby such Domestic Subsidiary agrees to be bound by the terms and conditions of the Master Subsidiary Guaranty and an Addendum to the Intercreditor Agreement in accordance with the terms thereof.

       (d) Such other approvals, opinions or documents as Administrative Agent or any Lender may reasonably request.

                                     SECTION 5.
                           REPRESENTATIONS AND WARRANTIES

       In order to induce Lenders, the Issuing Lender and Administrative Agent to enter into this Agreement and to make any extension of credit hereunder, Borrower represents and warrants to each Lender, the Issuing Lender and Administrative Agent that the following statements are true, correct and complete:

       5.01   CORPORATE EXISTENCE AND POWER.  Each Borrower Party and their
Subsidiaries: (a) are corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of their incorporation; (b) have the corporate power and authority to own their assets, carry on their business and to execute, deliver and perform their obligations under the Loan Documents; and
(c) are duly qualified as foreign corporations or licensed and in good standing under the Laws of each jurisdiction where their ownership, lease or operation of property or the conduct of their business requires such qualification, except where the failure to be so qualified, licensed or in good standing could not reasonably be expected to cause a Material Adverse Effect.

       5.02 CORPORATE AUTHORIZATION; NO CONTRAVENTION. The execution, delivery and performance by each Borrower Party of the Loan Documents to which such Person is party, have been duly authorized by all necessary corporate action and do not and will not: (a) contravene the terms of that Person's certificate of incorporation, bylaws or other organization document;
(b) conflict with or result in any breach or contravention of, or the creation of any material Lien under, any Contractual Obligation, injunction, order or decree to which such Person is a party; or (c) violate any material Law. The Loan Document has been duly executed and delivered by each Borrower Party which is a party hereto or thereto.

       5.03 BINDING EFFECT. The Loan Document to which each Borrower Party is a party constitute the legal, valid and binding obligations of each respective Person, enforceable against such Person in accordance with their respective terms, except as enforceability may be limited by applicable Debtor Relief Laws affecting the enforcement of creditors' rights generally or by equitable principles relating to enforceability.

       5.04   SUBSIDIARIES; SUBSIDIARY GUARANTORS.

       (a) SCHEDULE 5.04 correctly sets forth, as of the Closing Date, for each direct or indirect Subsidiary of Borrower, its name, jurisdiction of formation, type of legal entity, the amount, type and ownership of all issued and outstanding equity interests and whether it is a Domestic Subsidiary, Subsidiary Guarantor or Foreign Subsidiary. All active Domestic Subsidiaries of Borrower (EXCLUDING special purpose bankruptcy remote financing entities) are Subsidiary Guarantors.

       (b) Except as described in SCHEDULE 5.04, Borrower does not as of the Closing Date own directly or indirectly any capital stock, partnership or other equity interest or debt security which is convertible, or exchangeable, for capital stock or partnership or other equity interests in any Person which, if fully or partially exercised by any party, would be a Subsidiary. Unless otherwise indicated on in SCHEDULE 5.04, all outstanding equity interests in each Subsidiary are owned of record and beneficially by the Person specified thereon, there are no outstanding options, warrants or other rights to purchase capital stock of any such Subsidiary, and all such equity interests so owned are duly authorized, validly issued, fully paid and non-assessable, and were issued in compliance with all applicable state and federal securities and other Laws, and are free and clear of all Liens.

       5.05   FINANCIAL STATEMENTS.

       (a) The consolidated balance sheet of Borrower and its Subsidiaries as of December 31, 1998, and the consolidated statement of income and shareholders' equity and cash flows for the fiscal year ended on said date, accompanied by a report thereon containing an opinion unqualified as to scope limitations imposed by Borrower and otherwise without qualification, by Ernst & Young, have been prepared in accordance with GAAP, consistently applied, and present fairly the financial position of Borrower and its Subsidiaries as of such date and the results of their operations and cash flows for such period in accordance with GAAP. The unaudited consolidated and consolidating balance sheets of Borrower and its Restricted Subsidiaries as of December 31, 1998 and June 30, 1999, and the unaudited consolidated and consolidating statements of income and shareholders' equity and cash flows for the year and quarter, respectively, ended on said dates prepared by Borrower have been prepared in accordance with GAAP, consistently applied.

       (b) Since December 31, 1998, there has been no change in the condition, financial or otherwise, of Borrower and its Subsidiaries as shown on the consolidated balance sheet as of such date except changes which individually or in the aggregate have not had a Material Adverse Effect.

       5.06 INDEBTEDNESS. SCHEDULE 5.06 correctly describes all Indebtedness, including Total Debt and letters of credit of Borrower and its Subsidiaries outstanding on the date indicated thereon.

       5.07   DISCLOSURE.  Neither the financial statements referred to in
SECTION 5.05 nor any other written statement furnished by Borrower to any Lender or Administrative Agent in connection herewith contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or herein not misleading as of their respective dates; PROVIDED, HOWEVER, that with respect to any financial projections contained therein, Borrower represents only that such projections were prepared in good faith based on assumptions determined by Borrower as reasonable and appropriate. There is no fact peculiar to Borrower or its Subsidiaries which Borrower has not disclosed to any Lender or Administrative Agent in writing which could reasonably be expected to have a Material Adverse Effect.

       5.08 PENDING LITIGATION. Except as set forth in SCHEDULE 5.08, there are no proceedings pending or, to the knowledge of Borrower, threatened against or affecting any Borrower Party or any of their Subsidiaries in any court or before any governmental authority or arbitration board or tribunal which, if adversely determined, could reasonably be expected to have a Material Adverse Effect.

       5.09 TITLE TO PROPERTIES. Each Borrower Party and their Subsidiaries have good and marketable title in fee simple (or its equivalent under applicable law) to all material parcels of real property and has good title to all the other material items of property they purports to own, including that reflected as owned in the most recent balance sheet referred to in SECTION 5.05, except for Dispositions not in violation of SECTION 7.05 and except for Liens permitted under SECTION 7.01.

       5.10 PATENTS AND TRADEMARKS. Each Borrower Party and their Subsidiaries own or have the right to use all the material patents, trademarks, trade names, service marks, copyrights, licenses and rights with respect to the foregoing necessary for the present and planned future conduct of their business, without any known conflict with the rights of others.

       5.11 GOVERNMENTAL CONSENT. No approval, consent or withholding of objection on the part of any regulatory body, state, Federal or local, which has not been obtained is necessary in connection with the execution and delivery by each Borrower Party of the Loan Documents or compliance by each Borrower Party with any of the provisions of the Loan Documents.

       5.12 TAXES. All tax returns required to be filed by any Borrower Party and their Subsidiaries in any jurisdiction have, in fact, been filed, except tax returns as to which the failure to file would not reasonably be expected to have a Material Adverse Effect, and all taxes, assessments, fees and other governmental charges upon any Borrower Party and their Subsidiaries or upon any of their respective properties, income or franchises, which are shown to be due and payable in such returns have been paid. For all taxable years ending on or before December 31, 1996 either the period of limitations on assessment of additional Federal income tax has expired or any Borrower Party and their Subsidiaries has entered into an agreement with the Internal Revenue Service closing conclusively the total tax liability for the taxable year. Except as disclosed on SCHEDULE 5.12, as updated from time to time by written notice from Borrower to Administrative Agent, Borrower does not know of any proposed additional tax assessment against it for which adequate provision has not been made on its accounts, and no material controversy in respect of additional Federal or state income taxes due since said date is pending or to the knowledge of Borrower threatened. The provisions for taxes on the books of Borrower and each of its Subsidiaries are adequate in accordance with GAAP for all open years, and for its current fiscal period.

       5.13 USE OF PROCEEDS. Borrower shall use the proceeds of the Loans solely for working capital, Acquisitions and Restricted Payments otherwise permitted hereunder and other general corporate purposes not in contravention in any material respect of any material Laws. None of the transactions contemplated in the Loan Documents (including, without limitation thereof, the use of proceeds of the Loans) will violate or result in a violation of Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R., Chapter II. Neither any Borrower Party nor any of their Subsidiaries owns or intends to carry or purchase any "margin stock" within the meaning of said Regulation U other than the capital stock of Borrower.

       5.14 ERISA. Except as set forth in SCHEDULE 5.14, to Borrower's knowledge, the consummation of the transactions provided for herein and compliance by Borrower with the provisions hereof will not involve any prohibited transaction within the meaning of ERISA or Section 4975 of the Code other than a transaction for which a statutory exemption is available or an administrative exemption has been obtained. Each Qualified Plan complies in all material respects with all applicable statutes and governmental regulations, and (a) no Reportable Event has occurred and is continuing with respect to any Qualified Plan, (b) neither Borrower nor any ERISA Affiliate has withdrawn from any Multiemployer Plan, and (c) no steps have been instituted to terminate any Qualified Plan in a distress termination under
Section 4041(c) of ERISA or a termination issued by the PBGC under Section 4042 of ERISA. No condition exists or event or transaction has occurred in connection with any Qualified Plan which would result in the incurrence by Borrower or any ERISA Affiliate or any liability, fine or penalty which would reasonably be expected to have a Material Adverse Effect. No Qualified Plan maintained by Borrower or any ERISA Affiliate, nor any trust created thereunder, has incurred any "accumulated funding deficiency" as defined in
Section 302 of ERISA nor does the present value of all benefits vested under all Qualified Plans exceed, as of the last annual valuation date, the value of the assets of the Qualified Plans allocable to such vested benefits based on the assumptions contained in the most recent actuarial valuation report for the Qualified Plan by an amount greater than $5,000,000 in the aggregate.
 Neither Borrower nor any ERISA Affiliate has any contingent liability in excess of $1,500,000 with respect to any post-retirement "welfare benefit plan" (as such term is defined in ERISA) that is required to be reflected on Borrower's financial statements under FASB 106, except as so reflected in such financial statements or as has been disclosed to Administrative Agent in writing. Except as set forth on SCHEDULE 5.14, neither any Borrower Party nor any of their Subsidiaries are part of any Multiemployer Plan.

       5.15 COMPLIANCE WITH LAWS. Neither any Borrower Party nor any of their Subsidiaries (a) is in violation of any Laws to which it is subject; or (b) has failed to obtain any license, permit, franchise or other governmental authorization necessary to the ownership of its property or to the conduct of its business, which violation or failure to obtain would have a Material Adverse Effect. Neither any Borrower Party nor any of their Subsidiaries is in default with respect to any order of any court or governmental authority or arbitration board or tribunal where such default could reasonably be expected to have a Material Adverse Effect.

       5.16 COMPLIANCE WITH ENVIRONMENTAL LAWS. Neither any Borrower Party nor any of their Subsidiaries is in violation of any Environmental Laws relating to public health, safety or the environment, including, without limitation, relating to releases, discharges, emissions or disposals to air, water, land or ground water, to the withdrawal or use of ground water, to the use, handling or disposal of polychlorinated biphenyls (PCBs), asbestos or urea formaldehyde, to the treatment, storage, disposal or management of hazardous substances (including, without limitation, petroleum, crude oil or any fraction thereof, or other hydrocarbons), pollutants or contaminants, to exposure to toxic, hazardous or other controlled, prohibited or regulated substances which violation could reasonably be expected to have a Material Adverse Effect. Except as set forth on SCHEDULE 5.16, as updated from time to time by written notice from Borrower to Administrative Agent with the consent of the Requisite Lenders, Borrower does not know of any liability or class of liability of any Borrower Party or any of their Subsidiaries under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.), or the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C.
Section 6901 et seq.) which liability could reasonably be expected to have a Material Adverse Effect.

       5.17 REGULATED ENTITIES. None of any Borrower Party, any Person controlling any Borrower Party, or any Subsidiary of Borrower, is (a) an "Investment Company" within the meaning of the Investment Company Act of 1940; or (b) subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.

       5.18 NO BURDENSOME RESTRICTIONS. Neither any Borrower Party nor any of their Subsidiaries is a party to or bound by any Contractual Obligation or subject to any charter or corporate restriction or any Laws which could reasonably be expected to have a Material Adverse Effect.

       5.19 LABOR RELATIONS. There are no strikes, lockouts or other labor disputes against any Borrower Party or any of their Subsidiaries, or , to the best of Borrower's knowledge, threatened against or affecting any Borrower Party or any of their Subsidiaries, and no unfair labor practice complaint is pending against any Borrower Party or any of their Subsidiaries or, to the best knowledge of Borrower, threatened against any of them before any Governmental Authority, which, in each case, could reasonably be expected to cause a Material Adverse Effect.

       5.20 INSURANCE. The properties of each Borrower Party and their Subsidiaries are insured with financially sound and reputable insurance companies, in such amounts, with such deductibles and covering such risks as is customarily carried on by companies engaged in similar businesses and owning similar properties in localities where such Borrower Party or such Subsidiary operates.

       5.21 NO RESTRICTIONS ON SUBSIDIARIES. Neither any Borrower Party nor any of their Subsidiaries has entered into, or committed to enter into, any agreement or understanding that could limit or restrict any Subsidiary making or declaring any dividends, either in cash or property, to Borrower, repaying or prepaying any Indebtedness (other than for amounts loaned by Borrower to Subsidiaries on a subordinated basis in connection with Permitted Accounts Receivable Financing Facilities) owing to Borrower, or making any Investment in Borrower.

       5.22 YEAR 2000. Borrower has (a) initiated a review and assessment of all areas within its and each of its Subsidiaries' business and operations (including those affected by customers and vendors) that could be adversely affected by the "Year 2000 Problem" (that is, the risk that computer applications and devices containing imbedded computer chips used by any Borrower Party or any of its Subsidiaries (or their respective customers and vendors) may be unable to recognize and perform properly date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (b) developed a plan and timeline for addressing the Year 2000 Problem on a timely basis, and
(c) to date, implemented that plan in accordance with that timetable. Based on the foregoing, Borrower believes that all computer applications and devices containing imbedded computer chips (including those of its and its Subsidiaries' customers and vendors) that are material to its or any of its Subsidiaries' business and operations are reasonably expected on a timely basis to be able to perform properly date-sensitive functions for all dates before and after January 1, 2000 (that is, be "Year 2000 Compliant"), except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.

                                     SECTION 6.
                               AFFIRMATIVE COVENANTS

       Borrower covenants and agrees that, so long as any Lender or the Issuing Lender shall have any Commitment hereunder, or any Obligation shall remain unpaid, unless the Requisite Lenders waive compliance in writing:

       6.01 FINANCIAL STATEMENTS. Borrower shall deliver to Administrative Agent in form and detail satisfactory to the Requisite Lenders, with copies for each Lender:

       (a) QUARTERLY STATEMENTS. As soon as available and in any event within 50 days after the end of each quarterly fiscal period (except the last) of each fiscal year, copies of:

       (1) consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the close of such quarterly fiscal period, setting forth in comparative form the consolidated figures for the fiscal year then most recently ended,

       (2) consolidated and consolidating statements of income of Borrower and its Subsidiaries for such quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, in each case setting forth in comparative form the consolidated figures for the corresponding periods of the preceding fiscal year, and

       (3) consolidated and consolidating statements of cash flows of Borrower and its Subsidiaries for each quarterly fiscal period and for the portion of the fiscal year ending with such quarterly fiscal period, setting forth in comparative form the consolidated figures for the corresponding period of the preceding fiscal year, all certified by an appropriate Responsible Officer as being to the best of such officer's knowledge complete and correct and fairly presenting, in accordance with GAAP (except for the use of abbreviated footnotes of the type required by the Securities and Exchange Commission to be included in quarterly reports on Form 10-Q), the financial position and the results of operations of Borrower and its Subsidiaries.

       (b) ANNUAL STATEMENTS. As soon as available and in any event within 105 days after the close of each fiscal year of Borrower, copies of:

       (1) consolidated and consolidating balance sheets of Borrower and its Subsidiaries as of the close of such fiscal year, and

       (2) consolidated and consolidating statements of income and retained earnings and cash flows of Borrower and its Subsidiaries for such fiscal year,

in each case setting forth in comparative form the consolidated figures for the preceding fiscal year, all in reasonable detail and accompanied, with respect to Borrower and its Subsidiaries, by a report thereon of a firm of independent public accountants of recognized national standing selected by Borrower to the effect that the consolidated financial statements present fairly, in all material respects, the consolidated financial position of Borrower and its Subsidiaries as of the end of the fiscal year being reported on and the consolidated results of operations and cash flows for said year in conformity with GAAP and that the audit of such accountants in connection with such financial statements has been conducted in accordance with generally accepted auditing standards. Such report and opinion shall not be subject to any qualifications or exceptions as to the scope of the audit nor to any qualifications and exceptions (including possible errors generated by financial reporting and related systems due to the Year 2000 Problem) not reasonably acceptable to the Requisite Lenders;

       (c) AUDIT REPORTS. Promptly upon receipt thereof, one copy of each interim or special audit made by independent accountants of the books of Borrower or any Subsidiary and any management letter received from such accountants;

       (d) SEC AND OTHER REPORTS. Promptly upon their becoming sent or filed, one copy of each financial statement, report, notice or proxy statement sent by Borrower to stockholders generally and of each regular or periodic report, and any registration statement or prospectus filed by Borrower or any of its Subsidiaries with any securities exchange or the Securities and Exchange Commission or any successor agency, and copies of any orders in any material proceedings to which Borrower or any of its Subsidiaries is a party, issued by any governmental agency, Federal or state, having jurisdiction over Borrower or any of its Subsidiaries;

       (e) ERISA REPORTS. Notice of the occurrence of any of the following events affecting Borrower or any ERISA Affiliate (but in no event more than 10 days after such event), and deliver to Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to Borrower or any ERISA Affiliate with respect to such event: (i) an ERISA Event; (ii) a material increase in the Unfunded Pension Liability of any Pension Plan; (iii) the adoption of, or the commencement of contributions to, any Plan subject to
Section 412 of the Code by Borrower or any ERISA Affiliate; or (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension Liability;

       (f) COMPLIANCE CERTIFICATES. Within the periods provided in paragraphs (a) and (b) above, a Compliance Certificate signed by a Responsible Officer;

       (g) ACCOUNTANT'S CERTIFICATES. Within the period provided in paragraph (b) above, a certificate of the accountants who render an opinion with respect to such financial statements, stating that they have reviewed this Agreement and stating further whether, in making their audit, (i) Borrower is in compliance with SECTIONS 7.02(E), 7.13, 7.14 AND 7.15 as of the end of such year and (ii) anything came to their attention that caused them to believe that Borrower failed to comply with the terms, covenants, provisions or conditions of
SECTION 7.02 (excluding SECTION 7.02(E)) insofar as they relate to accounting matters, and if any such condition or event then exists, specifying the nature and period of existence thereof;

       (h) YEAR 2000 COMPLIANCE. Promptly upon the discovery or determination that any computer application (including those of its suppliers and vendors) that is material to any Borrower Parties' or any of their Subsidiaries' business and operations will not be Year 2000 Compliant on a timely basis, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect; and

       (i) REQUESTED INFORMATION. With reasonable promptness, such other data and information as Administrative Agent or any Lender may reasonably request and which may be furnished without unreasonable expense to Borrower.

       6.02 NOTICES. Borrower shall promptly notify Administrative Agent and each Lender:

       (a) upon becoming aware of the occurrence of any Default or Event of Default and of the occurrence or existence of any event or circumstance that foreseeably will become a Default or Event of Default and the action which Borrower is taking or proposes to take with respect thereto;

       (b) upon becoming aware of any (i) breach or non-performance of, or any default under any Contractual Obligation of Borrower or any of its Subsidiaries which could reasonably be expected to result in a Material Adverse Effect;

       (c) upon becoming aware of the commencement of, or any material development in, any litigation, dispute, litigation, investigation, proceeding or suspension affecting Borrower or any of its Subsidiaries (i) in which the amount of damages claimed is $15,000,000 (or its equivalent in another currency or currencies) or more, (ii) in which injunctive or similar relief is sought and which, if adversely determined, could reasonably be expected to have a Material Adverse Effect, or (iii) in which the relief sought is an injunction or other stay of the performance of this Agreement or any Loan Document or any material portion of the operations of Borrower or any of its Subsidiaries;

       (d) upon, but in no event later than ten business days after, receipt of notice of (i) any and all enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against Borrower or any of its Subsidiaries or any of their properties pursuant to any applicable Environmental Laws and (ii) all other Environmental Claims which, in the case of each of clauses (i) and (ii) could reasonably be expected to have a Material Adverse Effect;

       (e) upon becoming aware of any other litigation or proceeding affecting Borrower or any of its Subsidiaries which Borrower would be required to report to the Securities and Exchange Commission pursuant to the Exchange Act, within four days after reporting the same to the Securities and Exchange Commission; and

       (f)    upon becoming aware of any Material Adverse Effect.

       Each notice pursuant to this Section shall be accompanied by a written statement by a Responsible Officer of Borrower setting forth details of the occurrence referred to therein and stating what action, if any, Borrower proposes to take with respect thereto.

       6.03 CORPORATE EXISTENCE, ETC. Borrower will preserve and keep in full force and effect, and will cause each of its Subsidiaries to preserve and keep in full force and effect, its corporate existence and all licenses and permits necessary to the proper conduct of its business; PROVIDED, HOWEVER, that the foregoing shall not prevent any transactions permitted by

SECTION 7.04 or 7.05 or prevent the dissolution, liquidation, merger or other Disposition of Subsidiaries not holding any assets.

       6.04 INSURANCE. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable independent insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons; including workers' compensation insurance, public liability and property and casualty insurance. Upon request of Administrative Agent or any Lender, Borrower shall furnish Administrative Agent, with sufficient copies for each Lender, at reasonable intervals (but not more than once per calendar year) a copy of all insurance policies maintained by Borrower and its Subsidiaries and a certificate of a Responsible Officer of Borrower (and, if requested by Administrative Agent or any Lender, any insurance broker of Borrower) setting forth the nature and extent of all insurance maintained by Borrower and its Subsidiaries in accordance with this SECTION 6.04 (and which, in the case of a certificate of a broker, were placed through such broker).

       6.05 TAXES, CLAIMS FOR LABOR AND MATERIALS, COMPLIANCE WITH LAWS. Borrower will promptly pay and discharge, and will cause each of its Subsidiaries promptly to pay and discharge, all lawful taxes, assessments and governmental charges or levies imposed upon Borrower or such Subsidiary, respectively, or upon or in respect of all or any part of the property or business of Borrower or such Subsidiary, all trade accounts payable in accordance with usual and customary business terms, and all claims for work, labor or materials, which if unpaid might become a Lien upon any property of Borrower or such Subsidiary; PROVIDED, HOWEVER, that Borrower or such Subsidiary shall not be required to pay any such tax, assessment, charge, levy, account payable or claim if (i) the validity, applicability or amount thereof is being contested in good faith by appropriate actions or proceedings which will prevent the forfeiture or sale of any property of Borrower or such Subsidiary or any material interference with the use thereof by Borrower or such Subsidiary, and Borrower or such Subsidiary shall set aside on its books, reserves deemed by it to be adequate with respect thereto in accordance with GAAP or (ii) the failure to pay any such tax, assessment, charge, levy, account payable or claim could not reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any of its Subsidiaries shall violate any law, ordinance or governmental rule and regulation to which it is subject including, without limitation, the Occupational Safety and Health Act of 1970, as amended, ERISA and all laws, ordinances, governmental rules and regulations relating to environmental protection in all applicable jurisdictions, if such violation could reasonably be expected to have a Material Adverse Effect or would result in any Lien not permitted under SECTION 7.01.

       6.06 MAINTENANCE, ETC. Borrower will maintain, preserve and keep, and will cause each of its Subsidiaries to maintain, preserve and keep, its material properties which are used or useful in the conduct of its business (whether owned in fee or a leasehold interest) in good repair and working order (ordinary wear and tear excepted) and from time to time will make all necessary repairs, replacements, renewals and additions so that at all times the efficiency thereof shall be maintained.

       6.07 PAYMENT OF OBLIGATIONS. Subject to SECTION 6.05, Borrower shall, and shall cause each of its Subsidiaries to, pay and discharge as the same shall become due and payable, all their respective material obligations and liabilities, including all material Indebtedness as and when due and payable but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

       6.08 ENVIRONMENTAL LAWS. Upon the written request of Administrative Agent or any Lender, Borrower shall submit and cause each of its Subsidiaries to submit, to Administrative Agent with sufficient copies for each Lender, at Borrower's sole cost and expense, at reasonable intervals, but in any event no more frequently than quarterly, a report providing an update of the status of any environmental compliance, hazard or liability issue identified in any notice or report required pursuant to SECTION 6.02(D), that could, individually or in the aggregate, reasonably be expected to result in liability in excess of $5,000,000.

       6.09 INSPECTION OF PROPERTY AND BOOKS AND RECORDS. Borrower shall maintain, and shall cause each of its Subsidiaries to maintain, proper books of record and account, in which full, true and correct entries which will allow for preparation of financial statements in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of Borrower and such Subsidiaries. Borrower will permit, and will cause each of its Subsidiaries to permit, representatives of Administrative Agent or any Lender to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants, all at the expense of Borrower and at such reasonable times during normal business hours and as often as may be reasonably requested, upon reasonable advance notice to Borrower.

       6.10 GUARANTIES BY NEW DOMESTIC SUBSIDIARIES. Borrower shall cause each Person that becomes an active Domestic Subsidiary (EXCLUDING special purpose bankruptcy remote financing entities), within 30 days after becoming such a Domestic Subsidiary, to become a Subsidiary Guarantor under the Master Subsidiary Guaranty and, in connection therewith, deliver to Administrative Agent the applicable documents pursuant to SECTION 4.03, and such other documents as Administrative Agent and any Lender may reasonably request.

                                     SECTION 7.
                                 NEGATIVE COVENANTS

       Borrower covenants and agrees that, so long as any Lender or the Issuing Lender shall have any Commitment hereunder, or any Obligations shall remain unpaid, unless the Requisite Lenders waive compliance in writing:

       7.01 LIMITATION ON LIENS. Borrower will not, nor will it permit any of its Subsidiaries to, incur, assume or suffer to exist, any Lien or Negative Pledge upon any of its property, assets or revenues, whether now owned or hereafter acquired, EXCEPT:

       (a)    Ordinary Course Liens;

       (b) Liens and Negative Pledges existing on the Closing Date and listed on SCHEDULE 7.01;

       (c) Liens securing Indebtedness permitted to be secured under SECTIONS 7.02; PROVIDED HOWEVER that Liens permitted under SECTION 7.02(D) shall attach solely to the assets financed by such purchase money Indebtedness;

       (d) Liens in connection with Permitted Accounts Receivable Financing Facilities;

       (e) Liens resulting from or consisting of Operating Leases and Capitalized Leases permitted hereunder;

       (f) Negative Pledges on assets otherwise permitted to be subject to a Lien hereunder; and

       (g)    extensions and renewals of Liens described above, PROVIDED that
(i) such Liens shall not be extended to other property of Borrower or any of its Subsidiaries, and (ii) the principal amount of Indebtedness secured thereby shall not be increased over the principal amount thereof outstanding immediately prior to such extension or renewal.

       7.02 LIMITATIONS ON INDEBTEDNESS. Borrower will not, nor will it permit of its Subsidiaries to, create, assume, suffer to exist or incur or in any manner become liable in respect of any Indebtedness for borrowed money or other Indebtedness described in clauses (a) through (f) of the definition thereof, EXCEPT:

       (a)    Ordinary Course Indebtedness;

       (b) unsecured Indebtedness outstanding under the Senior Note Agreements not exceeding $100,000,000 in the aggregate;

       (c) Indebtedness under Permitted Accounts Receivable Financing Facilities; PROVIDED, HOWEVER, that the Net Issuance Proceeds from increases in outstandings under Permitted Accounts Receivable Financing Facilities after the Closing Date shall be applied to repay or prepay Indebtedness owing by the Borrower and its Subsidiaries.

       (d) secured purchase money Indebtedness, including Capitalized Lease Obligations, originally incurred to acquire fixed assets PROVIDED that at the time of such acquisition, the aggregate amount remaining unpaid on all such Indebtedness secured by Liens on such fixed assets, whether or not assumed by Borrower or its Subsidiaries Subsidiary, does not exceed an amount equal to the lesser of (i) 100%, in the case of fixed assets which are personal property (including Capitalized Leases of fixed assets which are personal property) or
(ii) 80%, in the case of fixed assets which are real property, of the lesser of the total purchase price or fair market value at the time of such acquisition as determined in good faith by the Board of Directors of Borrower;

       (e) other Indebtedness for borrowed money (including Indebtedness hereunder); PROVIDED, HOWEVER, that, after giving effect thereto, ALL of the following conditions are satisfied:

              (i)    no Default or Event of Default shall exist;

              (ii) the aggregate outstanding principal of the Basket Total Debt of Borrower's Subsidiaries shall not exceed 20% of Consolidated Net Worth; and

              (iii) the aggregate outstanding principal of the secured Basket Total Debt of Borrower and its Subsidiaries shall not exceed 10% of Consolidated Net Worth;

       (f) Indebtedness refinancing or extending Indebtedness permitted above on terms and conditions no less favorable than the Indebtedness being refinanced; PROVIDED, HOWEVER, that the principal amount of such new Indebtedness shall not exceed the outstanding principal amount of Indebtedness being refinanced immediately prior to such refinancing.

       7.03 NO RESTRICTIONS ON SUBSIDIARIES. Borrower will not, nor will it permit any of its Subsidiaries to, enter into, or commit to enter into, any agreement or understanding that could limit or restrict any of its Subsidiaries making or declaring any dividends, either in cash or property, to Borrower, repaying or prepaying any Indebtedness (other than for amounts loaned by Borrower to its Subsidiaries on a subordinated basis in connection with Permitted Accounts Receivable Financing Facilities) owing to Borrower, or making any Investment in Borrower.

       7.04 FUNDAMENTAL CHANGES. Borrower will not, nor will it permit any of its Subsidiaries to, merge or consolidate with or into any Person or liquidate, wind-up or dissolve itself, or permit or suffer any liquidation or dissolution or sell all or substantially all of its assets, EXCEPT, that so long as no Default or Event of Default exists or would result therefrom:

       (a) any of its Subsidiaries may merge or consolidate (i) with or into Borrower or any wholly-owned Subsidiary so long as in any merger or consolidation involving Borrower, Borrower shall be the surviving or continuing corporation or (ii) with any other Person PROVIDED that such merger or consolidation (EXCLUDING any Covered Dispositions) does not constitute a Disposition of more than 15% of Consolidated Total Assets, determined as of the end of the end of the immediately preceding fiscal year;

       (b)    Borrower may consolidate or merge with any other corporation if
(i) Borrower shall be the surviving or continuing corporation and (ii) at the time of such consolidation or merger and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and

       (c) any of its Subsidiaries may sell, lease or otherwise dispose of all or any substantial part of its assets to Borrower or any wholly-owned Subsidiary.

       7.05 DISPOSITIONS. Borrower will not, nor will it permit any of its Subsidiaries to, make any Dispositions, EXCEPT:

       (a)    Ordinary Course Dispositions;

       (b)    Dispositions permitted by SECTION 7.04;

       (c)    in connection with Permitted Accounts Receivable Financing
Facilities;

       (d)    the Simplex Products Disposition;

       (e) Dispositions (EXCLUDING Covered Dispositions) of other assets having a book value not exceeding during the 12-month period ending with the date of such Disposition, 15% of Consolidated Total Assets, determined as of the end of the end of the immediately preceding fiscal year; and

       (f)    any Covered Dispositions.

       7.06 ACQUISITIONS. Borrower will not, nor will it suffer or permit any of its Subsidiaries to, make any Acquisition unless, after giving effect to such Acquisition (the "SUBJECT ACQUISITION"), ALL of the following requirements are satisfied:

       (a) during the 12-month period ending on the last day of the month prior to the closing of the subject Acquisition, the aggregate consideration paid (including, without limitation, Indebtedness for borrowed money incurred or assumed) for all Acquisitions during such period (including, on a pro forma basis, the subject Acquisition) does not exceed 50% of Consolidated Tangible Net Worth as of the last day of such period (including all Acquisitions during such period including, on a pro forma basis, the subject Acquisition);

       (b) the total consideration paid (including, without limitation, Indebtedness for borrowed money incurred or assumed, but excluding secured purchase money Indebtedness, including Capitalized Lease Obligations permitted under SECTION 7.02(D)) for any one Acquisition or series of related Acquisitions does not exceed $75,000,000; PROVIDED, HOWEVER, that the cash consideration and all Indebtedness incurred or assumed in any one Acquisition (excluding secured purchase money Indebtedness, including Capitalized Lease Obligations permitted under SECTION 7.02(D)) shall not exceed an amount equal to the SUM OF (i) $25,000,000, (ii) the net cash proceeds received from Dispositions (OTHER THAN Permitted Accounts Receivable Financing Facilities) within the prior 12 months (EXCLUDING any such proceeds counted towards prior Acquisitions), and (iii) the net cash proceeds received from any equity offering;

       (c) at the time of any Acquisition and after giving effect thereto no Default or Event of Default shall have occurred and be continuing; and

       (d) such Acquisitions are not opposed by the board of directors or management of any Person or business to be acquired.

       7.07 OPERATING LEASES. Borrower will not, nor will it permit any of its Subsidiaries to, create or suffer to exist any obligations for the payment of rent for any property under any Operating Leases, EXCEPT

       (a) Operating Leases of Borrower and its Subsidiaries in existence on the Closing Date and any renewal, extension or refinancing thereof that does not increase the rental payments therefor; and

       (b) other Operating Leases PROVIDED that aggregate annual rental payments for all such Operating Leases shall not exceed in any fiscal year $15,000,000.

       7.08 LOANS AND INVESTMENTS. Borrower will not, nor will it suffer or permit any of its Subsidiaries to, make any Investment in any Person including any Affiliate of Borrower, EXCEPT:

       (a)    Ordinary Course Investments;

       (b)    Investments existing as of the date hereof and set forth on
SCHEDULE 7.08, including reinvestments of the same amounts in the same instruments;

       (c) Investments in, or Guaranty Obligations with respect to Indebtedness of, joint ventures which respect to which Borrower or its Subsidiaries is a partner not exceeding $2,000,000 in the aggregate at any time;

       (d) loans or advances in the usual and ordinary course of business to officers, directors and employees for expenses (including moving and relocation expenses related to a transfer) incidental to carrying on the business of Borrower or any of its Subsidiaries not exceeding $2,000,000 in the aggregate at any time outstanding;

       (e) loan and advances to officers, directors and employees to exercise stock options of such employees to purchase stock of Borrower, if, after giving effect thereto and to the application of the proceeds thereof, such loan does not increase Consolidated Net Worth or Consolidated Net Income (other than an increase due to interest on such loan or advance);

       (f) advances on commissions in the ordinary course of business to employees or subcontractors of Borrower or its Subsidiaries in an aggregate amount not exceeding $5,000,000 at any time outstanding;

       (g) loans, guarantees, or other extensions of credit not exceeding $10,000,000 in the aggregate to Borrower's employee stock ownership plan ("ESOP") at any time outstanding;

       (h) loans to the ESOP to purchase newly issued convertible shares of stock of Borrower, if, after giving effect thereto and to the application of the proceeds thereof, such loan does not increase Consolidated Tangible Net Worth;

       (i) notes taken in connection with any Disposition permitted hereunder;

       (j) additional Investments in any fiscal year in an amount equal to Restricted Payments that can be made under SECTION 7.09(A) in respect of such fiscal year, but which are not made, PROVIDED that after giving effect to such Investments, no Event of Default shall have occurred and be continuing; and

       (k) additional Investments not exceeding $3,000,000 in the aggregate in any fiscal year, PROVIDED that after giving effect to such Investments, no Event of Default shall have occurred and be continuing.

       7.09 RESTRICTED PAYMENTS. Borrower will not, nor will it permit any of its Subsidiaries to, make any Restricted Payments EXCEPT:

       (a) Restricted Payments not exceeding $9,000,000 in the aggregate in respect of any fiscal year; and

       (b) Restricted Payments in any fiscal year in an amount equal to Investments that can be made under SECTION 7.08(K) in such fiscal year, but which are not made;

PROVIDED that, in each instance, after giving effect to any Restricted Payments, no Event of Default shall have occurred and be continuing.

       For the purposes of this SECTION 7.09, (a) the amount of any Restricted Payment declared, paid or distributed in property shall be deemed to be the greater of the book value or fair market value (as determined in good faith by the Board of Directors of Borrower) of such property at the time of the making of the Restricted Payment in question and (b) on the date which is twelve months after the date on which a corporation becomes a Subsidiary, all Investments of such corporation at such time shall be deemed to have been made by such corporation, as a Subsidiary, at such time and such Investments will not be taken into account for purposes of this SECTION 7.09 prior to such time.

       7.10 TERMINATION OF PENSION PLANS. Borrower will not, nor will it permit any ERISA Affiliate to, withdraw from any Multiemployer Plan if such withdrawal would result in withdrawal liability (as described in Part I of Subtitle E of Title IV of ERISA) which is currently owing which could reasonably be expected to have a Material Adverse Effect. Borrower and any ERISA Affiliate will not permit any employee benefit plan maintained by it to be terminated if such termination could result in the imposition of a Lien on any property of Borrower or any ERISA Affiliate pursuant to Section 4068 of ERISA.

       7.11 COMPLIANCE WITH ERISA. Borrower will not directly or indirectly, nor will it permit any ERISA Affiliate directly or indirectly, (i) to terminate in a distress termination under Section 4041 of ERISA, any Plan subject to Title IV of ERISA so as to result in any material liability to Borrower or any ERISA Affiliate, (ii) to permit to exist any ERISA Event or any other event or condition, which presents the risk of a material liability of Borrower or any ERISA Affiliate, or (iii) to make a complete or partial withdrawal (within the meaning of ERISA Section 4201) from any Multiemployer Plan so as to result in any material liability to Borrower or any ERISA Affiliate. For purposes of this
SECTION 7.11, "material liability" means any liability which could reasonably be expected to have a Material Adverse Effect.

       7.12 CAPITAL EXPENDITURES. Borrower will not, nor will it suffer or permit any Of its Subsidiaries to, make, or become legally obligated to make, any Capital Expenditures, EXCEPT Capital Expenditures in any fiscal year of Borrower not exceeding $30,000,000 in the aggregate.

       7.13 CONSOLIDATED NET WORTH. Borrower will not permit its Consolidated Net Worth at any time during any fiscal quarter to be less than $170,000,000 PLUS 50% of each fiscal quarter's Consolidated Net Income (with no deduction for losses) commencing January 1, 1999 PLUS 75% of any Net Issuance Proceeds after January 1, 1999.

       7.14 LEVERAGE RATIO. Borrower shall not permit the Leverage Ratio at any time during any fiscal quarter set forth below to be greater than the ratio set forth below opposite such fiscal quarter or the period during which such fiscal quarter ends:


                                                     MAXIMUM LEVERAGE
          FISCAL QUARTERS ENDING                          RATIO
     ------------------------------                 -----------------
 Closing through March 31, 2000                          4.50 to 1
 June 30, 2000 through September 30, 2000                3.75 to 1
 December 31, 2000                                       3.50 to 1
 March 31, 2001 through June 30, 2001                    3.25 to 1
 September 30, 2001 and thereafter                       3.00 to 1


       7.15 INTEREST COVERAGE RATIO. Borrower will not permit its Interest Coverage Ratio to be less than 3.50 to 1.00 at any time.

       7.16 TRANSACTIONS WITH AFFILIATES. Borrower will not, nor will it permit any Of its Subsidiaries to, enter into or be a party to any transaction or arrangement with any Affiliate (including, without limitation, the purchase from, sale to or exchange of property with, or the rendering of any service by or for, any Affiliate, but excluding intercompany transactions with any wholly-owned Subsidiary), EXCEPT

       (a) employment, consulting and other compensation arrangements with the officers and directors of Borrower,

       (b) in the ordinary course of and pursuant to the reasonable requirements of Borrower's or such Subsidiary's business and upon terms no less favorable to Borrower or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate; and

       (c)    in connection with Permitted Accounts Receivable Financing
Facilities.

       7.17 NATURE OF BUSINESS. Borrower will not, nor will it permit any Of its Subsidiaries to, engage in any business if, as a result, the general nature of the business, taken on a consolidated basis, which would then be engaged in by Borrower and its Subsidiaries would be substantially changed from the general nature of the business engaged in by Borrower and its Subsidiaries on the date of this Agreement. No transaction or series of transactions permitted under
SECTION 7.04 or constituting Investments permitted under SECTION 7.08 shall be deemed to violate this SECTION 7.17.

       7.18 ACCOUNTING CHANGES. Borrower will not, nor will it permit any Of its Subsidiaries to make any material changes in accounting, except as may be allowed or required by GAAP and only if the impact of such changes are disclosed and quantified in a note to Borrower's financial statements.

                                     SECTION 8.
                                 EVENTS OF DEFAULT

       8.01 EVENTS OF DEFAULT. Any of the following events shall constitute an "Event of Default":

       (a) Any Borrower Party fails to pay any principal or interest on any Outstanding Obligation (other than fees) as and on the date when due; or fails to pay any fees due hereunder within three days after the date when due; or

       (b) Any representation or warranty by Borrower or any of its Subsidiaries herein, in any Loan Document or which is contained in any certificate, document or financial or other statement furnished at any time under this Agreement, or in or under any Loan Document, shall prove to have been incorrect in any material respect on or as of the date made or deemed made; or

       (c) A default shall occur in the observance or performance of any other provision of this Agreement which is not remedied within 10 business days after the earlier of (i) the day on which a Responsible Officer of any Borrower Party first obtains actual knowledge of such default, or (ii) the day on which notice thereof is given to Borrower by Administrative Agent; or

       (d) (i) Any Borrower Party (x) defaults in any payment when due of principal of or interest on any Indebtedness (other than Indebtedness hereunder) or (y) defaults in the observance or performance of any other agreement or condition relating to any Indebtedness (other than Indebtedness hereunder) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur, the effect of which default or other event is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, Indebtedness having an aggregate principal amount in excess of $5,000,000 to be demanded or become due (automatically or otherwise) prior to its stated maturity, or any Guaranty Obligation in such amount to become payable or cash collateral in respect thereof to be demanded, or any Borrower Party is unable or admits in writing its inability to pay its debts as they mature; or (ii) the occurrence under any Swap Contract of an Early Termination Date (as defined in such Swap Contract) resulting from (x) any event of default under such Swap Contract as to which Borrower or any Subsidiary is the Defaulting Party (as defined in such Swap Contract) or (y) any Termination Event occurs under any Swap Contract (as defined therein) as to which Borrower or any Subsidiary is an Affected Party (as so defined), which, in either event, the Swap Termination Value owed by Borrower or such Subsidiary as a result thereof is greater than $5,000,000; or

       (e) Final judgment or judgments for the payment of money aggregating in excess of $1,000,000 is or are outstanding against Borrower and/or any Of its Subsidiaries or against any property or assets of either and such judgments have remained unpaid, unvacated, unbonded or unstayed by appeal or otherwise for a period of 10 business days from the date of entry; or

       (f) Borrower or any of its Subsidiaries (i) becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course substantially as it is conducted on the Closing Date except as permitted by SECTION 7.04; (iii) commences any proceeding under Debtor Relief Laws or files any petition or answer consenting to any proceeding under Debtor Relief Laws; (iv) acquiesces in the appointment of a receiver, trustee, custodian or liquidator for itself or a substantial portion of its property, assets or business or effects a plan or other arrangement with its creditors; or (v) takes any action to effectuate any of the foregoing; or

       (g) Any involuntary proceeding under Debtor Relief Laws is commenced or filed against Borrower or any Of its Subsidiaries holding a substantial part of the assets of Borrower and its Subsidiaries on a consolidated basis, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the assets of Borrower and its Subsidiaries on a consolidated basis and any such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded within 60 days after commencement, filing or levy; or

       (h) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of 5% of Consolidated Tangible Net Worth; the aggregate amount of Unfunded Pension Liability among all Pension Plans at any time exceeds 5% of Consolidated Tangible Net Worth; or (iii) Borrower or any ERISA Affiliate shall fail to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of 5% of Consolidated Tangible Net Worth; or

       (i) Any Event of Default shall occur under (and as defined in) any Senior Note Agreement; or

       (j) Any Person or group of Persons (within the meaning of Section 13 or 14 of the Exchange Act), other than an employee benefit or stock ownership plan of Borrower, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under said
Act) of 50% or more of the outstanding shares of common stock of Borrower; or

       (k) There occurs any termination (other than a scheduled termination), liquidation, unwind or similar event or circumstance under any Permitted Accounts Receivable Financing Facilities, which permits any purchaser of receivables thereunder to cease purchasing such receivables and/or to apply all collections on previously purchased receivables thereunder to the repayment of such purchaser's interest in such previously purchased receivables; or

       (l) Any Loan Document, at any time after its execution and delivery and for any reason other than the agreement or action (or omission to act) of Lenders or satisfaction in full of all the Obligations ceases to be in full force and effect or is declared by a court of competent jurisdiction to be null and void, invalid or unenforceable in any respect; or any Borrower Party thereto denies in writing that it has any or further liability or obligation under any Loan Document, or purports to revoke, terminate or rescind same; or

       (m)    The occurrence of a Change in Control.

       8.02 REMEDIES UPON EVENT OF DEFAULT. Without limiting any other rights or remedies of Administrative Agent or Lenders provided for elsewhere in this Agreement, or the other Loan Documents, or by applicable Law, or in equity, or otherwise:

       (a) Upon the occurrence, and during the continuance, of any Event of Default OTHER THAN an Event of Default described in SECTION 8.01(f) or (g):

              (i) the Requisite Lenders may request Administrative Agent to, and Administrative Agent thereupon shall, terminate the Commitments and/or declare all or any part of the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents to be immediately due and payable, whereupon the same shall become and be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and

              (ii) Issuing Lender may, with the approval of Administrative Agent on behalf of the Requisite Lenders, demand immediate payment by Borrower of an amount equal to the aggregate amount of all outstanding Letters of Credit Usage to be held in a Letter of Credit Cash Collateral Account.

       (b) Upon the occurrence of any Event of Default described in SECTION 8.01(f) or (g):

              (i) the Commitments and all other obligations of Administrative Agent or Lenders shall automatically terminate without notice to or demand upon Borrower, which are expressly waived by Borrower;

              (ii) the unpaid principal of all Loans, all interest accrued and unpaid thereon and all other amounts payable under the Loan Documents shall be immediately due and payable, without protest, presentment, notice of dishonor, demand or further notice of any kind, all of which are expressly waived by Borrower; and

              (iii) an amount equal to the aggregate amount of all outstanding Letters of Credit Usage shall be immediately due and payable to Issuing Lender without notice to or demand upon Borrower, which are expressly waived by Borrower, to be held in a Letter of Credit Cash Collateral Account.

       (c) Upon the occurrence of any Event of Default, Lenders and Administrative Agent, or any of them, without notice to (except as expressly provided for in any Loan Document) or demand upon Borrower, which are expressly waived by Borrower (except as to notices expressly provided for in any Loan Document), may proceed to (but only with the consent of the Requisite Lenders) protect, exercise and enforce their rights and remedies under the Loan Documents against any Borrower Party and such other rights and remedies as are provided by Law or equity.

       (d) Except as permitted by SECTION 10.05, no Lender may exercise any rights or remedies with respect to the Obligations without the consent of the Requisite Lenders in their sole and absolute discretion. The order and manner in which Administrative Agent's and Lenders' rights and remedies are to be exercised shall be determined by the Requisite Lenders in their sole and absolute discretion. Regardless of how a Lender may treat payments for the purpose of its own accounting, for the purpose of computing the Obligations hereunder, payments shall be applied FIRST, to costs and expenses (including Attorney Costs) incurred by Administrative Agent and each Lender, SECOND, to the payment of accrued and unpaid interest on the Loans to and including the date of such application, THIRD, to the payment of the unpaid principal of the Loans, and FOURTH, to the payment of all other amounts (including fees) then owing to Administrative Agent and Lenders under the Loan Documents, in each case paid pro rata to each Lender in the same proportions that the aggregate Obligations owed to each Lender under the Loan Documents bear to the aggregate Obligations owed under the Loan Documents to all Lenders, without priority or preference among Lenders. No application of payments will cure any Event of Default, or prevent acceleration, or continued acceleration, of amounts payable under the Loan Documents, or prevent the exercise, or continued exercise, of rights or remedies of Administrative Agent and Lenders hereunder or thereunder or at Law or in equity.

                                     SECTION 9.
                                ADMINISTRATIVE AGENT

       9.01   APPOINTMENT AND AUTHORIZATION OF ADMINISTRATIVE AGENT.

       (a) Each Lender hereby irrevocably (subject to SECTION 9.09) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement and each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term "agent" in this Agreement with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.

       (b) Issuing Lender shall act on behalf of Lenders with respect to any Letters of Credit issued by it and the documents associated therewith until such time and except for so long as Administrative Agent may agree at the request of the Requisite Lenders to act for such Issuing Lender with respect thereto; PROVIDED, HOWEVER, that Issuing Lender shall have all of the benefits and immunities (i) provided to Administrative Agent in this SECTION 9 with respect to any acts taken or omissions suffered by Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the application and agreements for letters of credit pertaining to the Letters of Credit as fully as if the term "Administrative Agent" as used in this SECTION 9 included Issuing Lender with respect to such acts or omissions, and (ii) as additionally provided in this Agreement with respect to Issuing Lender.

       9.02 DELEGATION OF DUTIES. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney-in-fact that it selects with reasonable care.

       9.03 LIABILITY OF ADMINISTRATIVE AGENT. None of Administrative Agent-Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of Lenders for any recital, statement, representation or warranty made by any Borrower Party or any Subsidiary or Affiliate of any Borrower Party, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of any Borrower Party or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Administrative Agent-Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Borrower Party or any of any Borrower Party's Subsidiaries or Affiliates.

       9.04   RELIANCE BY ADMINISTRATIVE AGENT.

       (a) Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel (including counsel to Borrower), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Requisite Lenders as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Requisite Lenders or all Lenders, if required hereunder, and such request and any action taken or failure to act pursuant thereto shall be binding upon all of Lenders. Where this Agreement expressly permits or prohibits an action unless the Requisite Lenders otherwise determine, and in all other instances, Administrative

Agent may, but shall not be required to, initiate any solicitation for the consent or a vote of Lenders.

       (b) For purposes of determining compliance with the conditions specified in SECTION 4.01, each Lender that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by Administrative Agent to such Lender for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to such Lender.

       9.05 NOTICE OF DEFAULT. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to Administrative Agent for the account of Lenders, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default". Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default or Event of Default as may be requested by the Requisite Lenders in accordance with SECTION 8; PROVIDED, HOWEVER, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable or in the best interest of Lenders.

       9.06 CREDIT DECISION; DISCLOSURE OF INFORMATION BY ADMINISTRATIVE AGENT. Each Lender acknowledges that none of Administrative Agent-Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereinafter taken, including any consent to and acceptance of any assignment or review of the affairs of any Borrower Party and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Administrative Agent-Related Person to any Lender as to any matter, including whether Administrative Agent-Related Persons have disclosed material information in their possession. Each Lender, including any Lender by assignment, represents to Administrative Agent that it has, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower Party and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to any Borrower Party hereunder. Each Lender also represents that it will, independently and without reliance upon any Administrative Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of any Borrower Party. Except for notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein, Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Borrower Party or any of its Subsidiaries which may come into the possession of any of Administrative Agent-Related Persons.

       9.07 INDEMNIFICATION OF ADMINISTRATIVE AGENT. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Administrative Agent-Related Person (to the extent not reimbursed by or on behalf of Borrower Parties and without limiting the obligation of Borrower Parties to do so), pro rata, and hold harmless each Administrative Agent-Related Person from and against any and all Indemnified Liabilities incurred by it; PROVIDED, HOWEVER, that no Lender shall be liable for the payment to any Administrative Agent-Related Person of any portion of such Indemnified Liabilities resulting from such Person's gross negligence or willful misconduct; PROVIDED, HOWEVER, that no action taken in accordance with the directions of the Requisite Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section. Without limitation of the foregoing, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out-of-pocket expenses (including Attorney Costs) incurred by Administrative Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that Administrative Agent is not reimbursed for such expenses by or on behalf of Borrower Parties. The undertaking in this Section shall survive the payment of all Obligations hereunder and the resignation or replacement of Administrative Agent.

       9.08 ADMINISTRATIVE AGENT IN INDIVIDUAL CAPACITY. Bank of America and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with Borrower and its Subsidiaries and Affiliates as though Bank of America were not Administrative Agent or Issuing Lender hereunder and without notice to or consent of Lenders. Lenders acknowledge that, pursuant to such activities, Bank of America or its Affiliates may receive information regarding Borrower or its Affiliates (including information that may be subject to confidentiality obligations in favor of Borrower or such Affiliate) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Loans, Bank of America shall have the same rights and powers under this Agreement as any other Lender and may exercise the same as though it were not Administrative Agent or Issuing Lender.

       9.09 SUCCESSOR ADMINISTRATIVE AGENT. Administrative Agent may, and at the request of the Requisite Lenders shall, resign as Administrative Agent upon 30 days' notice to Lenders. If Administrative Agent resigns under this Agreement, the Requisite Lenders shall appoint from among Lenders a successor administrative agent for Lenders which successor administrative agent shall be approved by Borrower. If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with Lenders and Borrower, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term "Administrative Agent" shall mean such successor administrative agent and the retiring Administrative Agent's appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent's resignation hereunder as Administrative Agent, the provisions of this SECTION 9 and SECTIONS 10.03 and 10.13 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is 30 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor agent as provided for above. Notwithstanding the foregoing, however, Bank of America may not be removed as Administrative Agent at the request of the Requisite Lenders unless Bank of America shall also simultaneously be replaced as "Issuing Lender" and "Swing Line Lender" hereunder pursuant to documentation in form and substance reasonably satisfactory to Bank of America.

                                    SECTION 10.
                                   MISCELLANEOUS.

       10.01 AMENDMENTS; CONSENTS. No amendment, modification, supplement, extension, termination or waiver of any provision of this Agreement or any other Loan Document, no approval or consent thereunder, and no consent to any departure by any Borrower Party therefrom shall be effective unless in writing signed by the Requisite Lenders and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Except as otherwise expressly provided herein, without the approval in writing of Administrative Agent and all Lenders, no amendment, modification, supplement, termination, waiver or consent may be effective:

       (a) To reduce the amount of principal, principal prepayments or the rate of interest payable on, any Loan, or the amount of any fee or other amount payable to any Lender under the Loan Documents (unless such modification is consented to by each Lender entitled to receive such fee ) or to waive an Event of Default consisting of the failure of any Borrower Party to pay when due principal, interest or any commitment fee;

       (b) To postpone any date fixed for any payment of principal of, prepayment of principal of, or any installment of interest on, any Loan or any installment of any commitment fee, to extend the term of, or, except as provided in SECTION 2.12, increase the amount of, any Lender's Commitment (it being understood that a waiver of an Event of Default shall not constitute an extension or increase in the Commitment of any Lender) or, except as provided in
SECTION 2.12, modify the Pro Rata Share of any Lender;

       (c) To amend the provisions of the definition of "REQUISITE LENDERS," this SECTION 10.01 or SECTION 10.06;

       (d)    Release all or substantially all of the Subsidiary Guarantors; or

       (e) To amend any provision of this Agreement that expressly requires the consent or approval of all Lenders.

PROVIDED, HOWEVER, that (i) no amendment, waiver or consent shall, unless in writing and signed by the Issuing Lender in addition to the Requisite Lenders or all Lenders, as the case may be, affect the rights or duties of the Issuing Lender under any Loan Document relating to Letters of Credit, (ii) no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Requisite Lenders or all Lenders, as the case may be, affect the rights or duties of Administrative Agent under any Loan Document, (iii) no amendment, waiver or consent shall, unless in writing and signed by Swing Line Lender in addition to the Requisite Lenders or all Lenders, as the case may be, affect the rights or duties of Swing Line Lender under any Loan Document, and
(iv) any fee letter may be amended, or rights or privileges thereunder waived, in a writing executed by the parties thereto. Any amendment, modification, supplement, termination, waiver or consent pursuant to this Section shall apply equally to, and shall be binding upon, all Lenders and Administrative Agent.

       10.02  TRANSMISSION AND EFFECTIVENESS OF NOTICES AND SIGNATURES.

       (a) MODES OF DELIVERY. Except as otherwise provided in any Loan Document, notices, requests, demands, directions, agreements and documents delivered in connection with the Loan Documents (collectively, "COMMUNICATIONS") shall be transmitted by Requisite Notice to the number and address set forth on
SCHEDULE 10.02, may be delivered by the following modes of delivery, and shall be effective as follows:


MODE OF DELIVERY           EFFECTIVE ON EARLIER OF ACTUAL RECEIPT AND:
------------------------------------------------------------------------
 Courier                     Scheduled delivery date

 Facsimile                   When transmission in legible form complete

 Mail Fourth Business Day after deposit in U.S. mail first class postage pre-paid

 Personal delivery           When received

 Telephone                   When conversation completed

PROVIDED, HOWEVER, that communications delivered to Administrative Agent pursuant to SECTION 2 shall not be effective until actually received by Administrative Agent.


       (b) RELIANCE BY ADMINISTRATIVE AGENT AND LENDERS. Administrative Agent and Lenders shall be entitled to rely and act on any communications purportedly given by or on behalf of any Borrower Party even if such communications (i) were not made in a manner specified herein, (ii) were incomplete, (iii) were not preceded or followed by any other notice specified herein, or (d) the terms thereof, as understood by the recipient, varied from any subsequent related communications provided for herein. Each Borrower Party shall indemnify Administrative Agent and Lenders from any loss, cost, expense or liability as a result of relying on any communications permitted herein.

       (c) EFFECTIVENESS OF FACSIMILE SIGNATURES. Signatures on communications may be transmitted by facsimile only with the consent of Administrative Agent in its sole and absolute discretion in each instance. The effectiveness of any such signatures accepted by Administrative Agent shall, subject to applicable Law, have the same force and effect as manual signatures and shall be binding on all Borrower Parties and Administrative Agent and Lenders. Administrative Agent may also require that any such signature be confirmed by a manually-signed hardcopy thereof; PROVIDED, HOWEVER, that the failure to request any such manually-signed hardcopy confirmation shall not effect the effectiveness of any facsimile signatures.

       10.03 ATTORNEY COSTS, EXPENSES AND TAXES. Borrower agrees (a) to pay or reimburse Administrative Agent for all costs and expenses incurred in connection with the development, preparation, negotiation and execution of the Loan Documents, and the development, preparation, negotiation and execution of any amendment, waiver, consent, supplement or modification to, any Loan Documents, and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including all Attorney Costs, and (b) to pay or reimburse Administrative Agent and each Lender for all costs and expenses incurred in connection with any refinancing, restructuring, reorganization (including a bankruptcy reorganization) and enforcement or attempted enforcement, or preservation of any rights under any Loan Documents, and any other documents prepared in connection herewith or therewith, or in connection with any refinancing, or restructuring of any such documents in the nature of a "workout" or of any insolvency or bankruptcy proceeding, including Attorney Costs. The foregoing costs and expenses shall include all search, filing, recording, title insurance and appraisal charges and fees and taxes related thereto, and other out-of-pocket expenses incurred by Administrative Agent and the cost of independent public accountants and other outside experts retained by Administrative Agent or any Lender. Such costs and expenses shall also include administrative costs of Administrative Agent reasonably attributable to the administration of the Loan Documents. Any amount payable by Borrower under this Section shall bear interest from the second Business Day following the date of demand for payment at the Default Rate, unless waived by Administrative Agent. The agreements in this Section shall survive repayment of all Obligations.

       10.04  BINDING EFFECT; ASSIGNMENT.

       (a) This Agreement and the other Loan Documents to which each Borrower Party is a party will be binding upon and inure to the benefit of each Borrower Party, Administrative Agent, Lenders and their respective successors and assigns, except that, no Borrower Party may assign its rights hereunder or thereunder or any interest herein or therein without the prior written consent of all Lenders and any such attempted assignment shall be void. Any Lender may at any time pledge its Note or any other instrument evidencing its rights as a Lender under this Agreement to a Federal Reserve Lender, but no such pledge shall release that Lender from its obligations hereunder or grant to such Federal Reserve Lender the rights of a Lender hereunder absent foreclosure of such pledge.

       (b) From time to time following the Closing Date, each Lender may assign to one or more Eligible Assignees all or any portion of its Pro Rata Share of its Commitment and/or Extensions of Credit; PROVIDED that (i) such assignment, if not to a Lender or an Affiliate of the assigning Lender, shall be consented to by Borrower at all times other than during the existence of a Default or Event of Default and Administrative Agent and Issuing Lender (which consents shall not be unreasonably withheld or delayed), (ii) a copy of a duly signed and completed Notice of Assignment and Acceptance shall be delivered to Administrative Agent, (iii) except in the case of an assignment to an Affiliate of the assigning Lender, to another Lender or of the entire remaining Commitment of the assigning Lender, the assignment shall not assign a Pro Rata Share equivalent to less than the Minimum Amount therefor, and
(iv) the effective date of any such assignment shall be as specified in the Notice of Assignment and Acceptance, but not earlier than the date which is five Business Days after the date Administrative Agent has received the Notice of Assignment and Acceptance. Upon acceptance by Administrative Agent of such Notice Assignment and Acceptance and consent thereto by Administrative Agent and Issuing Lender and payment of the requisite fee described below, the Eligible Assignee named therein shall be a Lender for all purposes of this Agreement, with the Pro Rata Share therein set forth and, to the extent of such Pro Rata Share, the assigning Lender shall be released from its further obligations under this Agreement. Borrower agrees that it shall execute and deliver upon request (against delivery by the assigning Lender to Borrower of any Note) to such assignee Lender, one or more Notes evidencing that assignee Lender's Pro Rata Share, and to the assigning Lender if requested, one or more Notes evidencing the remaining balance Pro Rata Share retained by the assigning Lender. Administrative
Agent's consent to and acceptance of any assignment shall not be deemed to constitute any representation or warranty by any Administrative Agent-Related Person as to any matter. Each assignee shall concurrently execute and deliver an Addendum to the Intercreditor Agreement in accordance with the terms thereof.

       (c) After receipt of a completed Notice of Assignment and Acceptance, and receipt of an assignment fee of $3,500 from such Eligible Assignee (including Affiliates of assigning Lenders), Administrative Agent shall, promptly following the effective date thereof, provide to Borrower and Lenders a revised SCHEDULE 10.02 giving effect thereto.

       (d) Each Lender may from time to time grant participations to one or more other Person (including another Lender) all or any portion of its Pro Rata Share of its Commitment and/or Extensions of Credit; PROVIDED, HOWEVER, that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other financial institutions shall not be a Lender hereunder for any purpose except, if the participation agreement so provides, for the purposes of SECTION 3 (but only to the extent that the cost of such benefits to a Borrower Party does not exceed the cost which a Borrower Party would have incurred in respect of such Lender absent the participation) and subject to SECTIONS 10.05 AND 10.06, (iv) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement, (v) the participation shall not restrict an increase in the Commitment or in granting Lender's Pro Rata Share, so long as the amount of the participation interest is not affected thereby, and (vi) the consent of the holder of such participation interest shall not be required for amendments or waivers of provisions of the Loan Documents; PROVIDED, HOWEVER, that the assigning Lender may, in any agreement with a participant, give such participant the right to consent to any matter which (A) extends the Maturity Date as to such participant or any other date upon which any payment of money is due to such participant, (B) reduces the rate of interest owing to such participant, any fee or any other monetary amount owing to such participant, or (C) reduces the amount of any installment of principal owing to such participant.

       10.05 SET-OFF. In addition to any rights and remedies of Administrative Agent and Lenders or any assignee or participant of Lenders or any Affiliates thereof (each, a "PROCEEDING PARTY") provided by law, upon the occurrence and during the continuance of any Event of Default, each Proceeding Party is authorized at any time and from time to time, without prior notice to Borrower, any such notice being waived by Borrower to the fullest extent permitted by law, to proceed directly, by right of set-off, banker's lien, or otherwise, against any assets of Borrower Parties which may be in the hands of such Proceeding Party (including all general or special, time or demand, provisional or other deposits and other indebtedness owing by such Proceeding Party to or for the credit or the account of Borrower) and apply such assets against the Obligations, irrespective of whether such Proceeding Party shall have made any demand therefor and although such Obligations may be unmatured. Each Lender agrees promptly to notify Borrower and Administrative Agent after any such set-off and application made by such Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

       10.06 SHARING OF PAYMENTS. Each Lender severally agrees that if it, through the exercise of any right of setoff, banker's lien or counterclaim against any Borrower Party, or otherwise, receives payment of the Obligations held by it that is ratably more than any other Lender, through any means, receives in payment of the Obligations held by that Lender, then, subject to applicable Laws: (a) Lender exercising the right of setoff, banker's lien or counterclaim or otherwise receiving such payment shall purchase, and shall be deemed to have simultaneously purchased, from the other Lender a participation in the Obligations held by the other Lender and shall pay to the other Lender a purchase price in an amount so that the share of the Obligations held by each Lender after the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment shall be in the same proportion that existed prior to the exercise of the right of setoff, banker's lien or counterclaim or receipt of payment; and (b) such other adjustments and purchases of participations shall be made from time to time as shall be equitable to ensure that all of Lenders share any payment obtained in respect of the Obligations ratably in accordance with each Lender's share of the Obligations immediately prior to, and without taking into account, the payment; PROVIDED that, if all or any portion of a disproportionate payment obtained as a result of the exercise of the right of setoff, banker's lien, counterclaim or otherwise is thereafter recovered from the purchasing Lender by a Borrower Party or any Person claiming through or succeeding to the rights of a Borrower Party, the purchase of a participation shall be rescinded and the purchase price thereof shall be restored to the extent of the recovery, but without interest. Each Lender that purchases a participation in the Obligations pursuant to this Section shall from and after the purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased. Each Borrower Party expressly consents to the foregoing arrangements and agrees that any Lender holding a participation in an Obligation so purchased may exercise any and all rights of setoff, banker's lien or counterclaim with respect to the participation as fully as if Lender were the original owner of the Obligation purchased.

        10.07  NO WAIVER; CUMULATIVE REMEDIES.

       (a) No failure by any Lender or Administrative Agent to exercise, and no delay by any Lender or Administrative Agent in exercising, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege under any Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

       (b) The rights, remedies, powers and privileges herein or therein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Any decision by Administrative Agent or any Lender not to require payment of any interest (including Default Interest), fee, cost or other amount payable under any Loan Document or to calculate any amount payable by a particular method on any occasion shall in no way limit or be deemed a waiver of Administrative Agent's or such Lender's right to require full payment thereof, or to calculate an amount payable by another method that is not inconsistent with this Agreement, on any other or subsequent occasion.

       (c) The terms and conditions of SECTION 9 are inserted for the sole benefit of Administrative Agent and Lenders; the same may be waived in whole or in part, with or without terms or conditions, in respect of any Extension of Credit without prejudicing Administrative Agent's or Lenders' rights to assert them in whole or in part in respect of any other Loan.

       10.08 USURY. Notwithstanding anything to the contrary contained in any Loan Document, the interest and fees paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the "MAXIMUM RATE"). If Administrative Agent or any Lender shall receive interest or a fee in an amount that exceeds the Maximum Rate, the excessive interest or fee shall be applied to the principal of the Outstanding Obligations or, if it exceeds the unpaid principal, refunded to Borrower. In determining whether the interest or a fee contracted for, charged, or received by Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations.

       10.09 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

       10.10 INTEGRATION. This Agreement, together with the other Loan Documents and any letter agreements referred to herein, comprises the complete and integrated agreement of the parties on the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control and govern; PROVIDED that the inclusion of supplemental rights or remedies in favor of Administrative Agent or Lenders in any other Loan Document shall not be deemed a conflict with this Agreement. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof.

       10.11 NATURE OF LENDERS' OBLIGATIONS. The obligations of Lenders hereunder are several and not joint or joint and several. Nothing contained in this Agreement or any other Loan Document and no action taken by Administrative Agent or Lenders or any of them pursuant hereto or thereto may, or may be deemed to, make Lenders a partnership, an association, a joint venture or other entity, either among themselves or with Borrower or any Affiliates of Borrower. Each Lender's obligation to make any Loan pursuant hereto is several and not joint or joint and several, and in the case of the initial Loan only is conditioned upon the performance by all other Lenders of their obligations to make initial Loans A default by any Lender will not increase the Pro Rata Share attributable to any other Lender.

       10.12 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations and warranties made hereunder and in any Loan Document, certificate or statement delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery thereof but shall terminate the later of (a) when the Commitments are terminated and (b) when no Obligations remain outstanding under any Loan Document. Such representations and warranties have been or will be relied upon by Administrative Agent and each Lender, notwithstanding any investigation made by Administrative Agent or any Lender or on their behalf.

       10.13 INDEMNITY BY BORROWER. Borrower agrees to indemnify, save and hold harmless each Administrative Agent-Related Person and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively the "INDEMNITEES") from and against: (a) any and all claims, demands, actions or causes of action that are asserted against any Indemnitee by any Person (other than Administrative Agent or any Lender) relating directly or indirectly to a claim, demand, action or cause of action that such Person asserts or may assert against any Borrower Party, any of their Affiliates or any of their officers or directors; (b) any and all claims, demands, actions or causes of action arising out of or relating to, the Loan Documents, any predecessor loan documents, the Commitments, the use or contemplated use of the proceeds of any Loan, or the relationship of any Borrower Party, Administrative Agent and Lenders under this Agreement; (c) any administrative or investigative proceeding by any Governmental Authority arising out of or related to a claim, demand, action or cause of action described in subsection (a) or (b) above; and
(d) any and all liabilities, losses, costs or expenses (including Attorney Costs) that any Indemnitee suffers or incurs as a result of the assertion of any foregoing claim, demand, action, cause of action or proceeding, or as a result of the preparation of any defense in connection with any foregoing claim, demand, action, cause of action or proceeding, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding, including those liabilities caused by an Indemnitee's own negligence (all the foregoing, collectively, the "INDEMNIFIED LIABILITIES"); PROVIDED that no Indemnitee shall be entitled to indemnification for any loss caused by its own gross negligence or willful misconduct or for any loss asserted against it by another Indemnitee.

       10.14  NONLIABILITY OF LENDERS.

       Borrower acknowledges and agrees that:

       (a) Any inspections of any property of Borrower made by or through Administrative Agent or Lenders are for purposes of administration of the Loan Documents only, and Borrower is entitled to rely upon the same (whether or not such inspections are at the expense of Borrower);

       (b) By accepting or approving anything required to be observed, performed, fulfilled or given to Administrative Agent or Lenders pursuant to the Loan Documents, neither Administrative Agent nor Lenders shall be deemed to have warranted or represented the sufficiency, legality, effectiveness or legal effect of the same, or of any term, provision or condition thereof, and such acceptance or approval thereof shall not constitute a warranty or representation to anyone with respect thereto by Administrative Agent or Lenders;

       (c) The relationship between Borrower and Administrative Agent and Lenders is, and shall at all times remain, solely that of borrower and lenders; neither Administrative Agent nor Lenders shall under any circumstance be construed to be partners or joint venturers of Borrower or its Affiliates; neither Administrative Agent nor Lenders shall under any circumstance be deemed to be in a relationship of confidence or trust or a fiduciary relationship with Borrower or its Affiliates, or to owe any fiduciary duty to Borrower or its Affiliates; neither Administrative Agent nor Lenders undertake or assume any responsibility or duty to Borrower or its Affiliates to select, review, inspect, supervise, pass judgment upon or inform Borrower or its Affiliates of any matter in connection with their property or the operations of Borrower or its Affiliates; Borrower and it Affiliates shall rely entirely upon their own judgment with respect to such matters; and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by Administrative Agent or Lenders in connection with such matters is solely for the protection of Administrative Agent and Lenders and neither Borrower nor any other Person is entitled to rely thereon; and

       (d) Administrative Agent and Lenders shall not be responsible or liable to any Person for any loss, damage, liability or claim of any kind relating to injury or death to Persons or damage to property caused by the actions, inaction or negligence of any Borrower and/or its Affiliates and Borrower hereby indemnifies and holds Administrative Agent and Lenders harmless from any such loss, damage, liability or claim.

       10.15 NO THIRD PARTIES BENEFITED. This Agreement is made for the purpose of defining and setting forth certain obligations, rights and duties of Borrower, Administrative Agent and Lenders in connection with the Loans, and is made for the sole benefit of Borrower, Administrative Agent and Lenders, and Administrative Agent's and Lenders' successors and assigns. Except as provided in SECTIONS 10.04 and 10.13, no other Person shall have any rights of any nature hereunder or by reason hereof.

       10.16 SEVERABILITY. Any provision of the Loan Documents that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

       10.17 CONFIDENTIALITY. Administrative Agent and each Lender shall use any confidential non-public information concerning the Borrower Parties and their Subsidiaries that is furnished to Administrative Agent or such Lender by or on behalf of the Borrower Parties and their Subsidiaries in connection with the Loan Documents (collectively, "CONFIDENTIAL INFORMATION") solely for the purpose of evaluating and providing products and services to them and administering and enforcing the Loan Documents, and it will hold the Confidential Information in confidence. Notwithstanding the foregoing, Administrative Agent and each Lender may disclose Confidential Information (a) to their affiliates or any of their or their affiliates' directors, officers, employees, advisors, or representatives (collectively, the "REPRESENTATIVES") whom it determines need to know such information for the purposes set forth in this Section; (b) to any bank or financial institution or other entity to which such Lender has assigned or desires to assign an interest or participation in the Loan Documents or the Obligations, PROVIDED that any such foregoing recipient of such Confidential Information agrees to keep such Confidential Information confidential as specified herein; (c) to any governmental agency or regulatory body having or claiming to have authority to regulate or oversee any aspect of Administrative Agent's or such Lender's business or that of their Representatives in connection with the exercise of such authority or claimed authority; (d) to the extent necessary or appropriate to effect or preserve Administrative Agent's or such Lender's or any of their Affiliates' security (if any) for any Obligation or to enforce any right or remedy or in connection with any claims asserted by or against Administrative Agent or such Lender or any of their Representatives; and (e) pursuant to any subpoena or any similar legal process. For purposes hereof, the term "Confidential Information" shall not include information that (x) is in Administrative Agent's or a Lender's possession prior to its being provided by or on behalf of the Borrower Parties, PROVIDED that such information is not known by Administrative Agent or such Lender to be subject to another confidentiality agreement with, or other legal or contractual obligation of confidentiality to, a Borrower Party, (y) is or becomes publicly available (other than through a breach hereof by Administrative Agent or such Lender), or (z) becomes available to Administrative Agent or such Lender on a nonconfidential basis, PROVIDED that the source of such information was not known by Administrative Agent or such Lender to be bound by a confidentiality agreement or other legal or contractual obligation of confidentiality with respect to such information.

       10.18 FURTHER ASSURANCES. Borrower and its Subsidiaries shall, at their expense and without expense to Lenders or Administrative Agent, do, execute and deliver such further acts and documents as any Lender or Administrative Agent from time to time reasonably requires for the assuring and confirming unto Lenders or Administrative Agent of the rights hereby created or intended now or hereafter so to be, or for carrying out the intention or facilitating the performance of the terms of any Loan Document.

       10.19 HEADINGS. Section headings in this Agreement and the other Loan Documents are included for convenience of reference only and are not part of this Agreement or the other Loan Documents for any other purpose.

       10.20  TIME OF THE ESSENCE.  Time is of the essence of the Loan
Documents.

       10.21 FOREIGN LENDERS AND PARTICIPANTS. Each Lender, and each holder of a participation interest herein, that is a "foreign corporation, partnership or trust" within the meaning of the Code shall deliver to Administrative Agent, prior to receipt of any payment subject to withholding (or after accepting an assignment or receiving a participation interest herein), two duly signed completed copies of either Form W-8BEN or any successor thereto (relating to such Person and entitling it to a complete exemption from withholding on all payments to be made to such Person by Borrower pursuant to this Agreement) or Form W-8ECI or any successor thereto (relating to all payments to be made to such Person by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence satisfactory to Borrower and Administrative
Agent that no withholding under the federal income tax laws is required with respect to such Person. Thereafter and from time to time, each such Person shall (a) promptly submit to Administrative Agent such additional duly completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then current United States laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from, United States withholding taxes in respect of all payments to be made to such Person by Borrower pursuant to this Agreement and (b) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lender, and as may be reasonably necessary (including the re-designation of its Lending Office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Person. If such Persons fails to deliver the above forms or other documentation, then Administrative Agent may withhold from any interest payment to such Person an amount equivalent to the applicable withholding tax imposed by Sections 1441 and 1442 of the Code, without reduction. If any Governmental Authority asserts that Administrative Agent did not properly withhold any tax or other amount from payments made in respect of such Person, such Person shall indemnify Administrative Agent therefor, including all penalties and interest and costs and expenses (including Attorney Costs) of Administrative Agent. The obligation of Lenders under this subsection shall survive the payment of all Obligations and the resignation or replacement of Administrative Agent.

       10.22  GOVERNING LAW.

       (a) THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF CALIFORNIA APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE; PROVIDED THAT ADMINISTRATIVE AGENT AND EACH LENDER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.

       (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF CALIFORNIA OR OF THE UNITED STATES FOR THE CENTRAL DISTRICT OF CALIFORNIA, AND BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH BORROWER PARTY, ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. EACH BORROWER PARTY, ADMINISTRATIVE AGENT AND EACH LENDER IRREVOCABLY WAIVES ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR

HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF ANY LOAN DOCUMENT OR OTHER DOCUMENT RELATED HERETO. EACH BORROWER PARTY, ADMINISTRATIVE AGENT AND EACH LENDER WAIVES PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY THE LAW OF CALIFORNIA.

       10.23 WAIVER OF RIGHT TO TRIAL BY JURY. EACH PARTY TO THIS AGREEMENT HEREBY EXPRESSLY WAIVES ANY RIGHT TO TRIAL BY JURY OF ANY CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING UNDER ANY LOAN DOCUMENT OR IN ANY WAY CONNECTED WITH OR RELATED OR INCIDENTAL TO THE DEALINGS OF THE PARTIES HERETO OR ANY OF THEM WITH RESPECT TO ANY LOAN DOCUMENT, OR THE TRANSACTIONS RELATED THERETO, IN EACH CASE WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER FOUNDED IN CONTRACT OR TORT OR OTHERWISE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH CLAIM, DEMAND, ACTION OR CAUSE OF ACTION SHALL BE DECIDED BY COURT TRIAL WITHOUT A JURY, AND THAT ANY PARTY TO THIS AGREEMENT MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF THE SIGNATORIES HERETO TO THE WAIVER OF THEIR RIGHT TO TRIAL BY JURY.

       10.24 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

       10.25 TERMINATION OF EXISTING SYNDICATED AGREEMENT. The parties to the Existing Syndicated Agreement which are parties hereto hereby agree that the Existing Syndicated Agreement shall terminate on as of the Closing Date, except with respect to provisions thereof which by their terms survive the termination of the Existing Syndicated Agreement PROVIDED that all amounts due and owing thereunder are paid in full.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

                                   K2 INC.

                                   By
                                      -------------------------------------
                                   John J. Rangel
                                   Senior Vice President, Finance


                                   BANK OF AMERICA, N.A., AS ADMINISTRATIVE
                                   AGENT

                                   By
                                      -------------------------------------
                                   Gina Meador
                                   Vice President


                                   BANK OF AMERICA, N.A., AS ISSUING LENDER, A
                                   LENDER AND SWING LINE LENDER

                                   By
                                      -------------------------------------
                                   Therese Fontaine
                                   Principal

                                      -S-1-

                                   BANK ONE, N.A.

                                   By
                                     ----------------------------
                                   Name
                                       --------------------------
                                   Title
                                        -------------------------

                                      -S-2-

                                   UNION BANK OF CALIFORNIA, N.A.

                                   By
                                     ------------------------------
                                   Name
                                       ----------------------------
                                   Title
                                        ---------------------------

                                      -S-3-

                                   COMERICA WEST INCORPORATED

                                   By
                                     ---------------------------
                                   Name
                                       -------------------------
                                   Title
                                        ------------------------

                                      -S-4-